Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF

July 27, 2012

BY AND AMONG

ALPINE ACCESS, INC.

SYKES ENTERPRISES, INCORPORATED

SYKES ACQUISITION SUBSIDIARY II, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC, SOLELY IN ITS CAPACITY AS STOCKHOLDER REPRESENTATIVE

SCHEDULES

Schedule 1.1 – Knowledge Parties
Schedule 3.1(a) – Organization and Qualification
Schedule 3.2(a) – Capitalization
Schedule 3.2(b) – Subsidiaries of the Company
Schedule 3.4 – Consents and Approvals
Schedule 3.6(a) – No Undisclosed Liabilities
Schedule 3.6(b) – Absence of Certain Developments
Schedule 3.8 – Legal Proceedings
Schedule 3.9 – Taxes
Schedule 3.9(d) – Tax Returns
Schedule 3.9(i) – Excess Payments
Schedule 3.11(a) – Employees
Schedule 3.11(b) – Labor Agreements and Disputes
Schedule 3.12 – Employee Plans
Schedule 3.13 – Intellectual Property Rights
Schedule 3.14 – Material Contracts
Schedule 3.15 – Insurance
Schedule 3.16(b) – Leased Real Property
Schedule 3.16(c) – Personal Property
Schedule 3.17 – Transaction with Affiliates
Schedule 3.18 – Brokers

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated July 27, 2012 by and among Sykes Enterprises, Incorporated (“Parent”), a Florida corporation, Sykes Acquisition Subsidiary II, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Newco”), Alpine Access, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, as stockholder representative (solely in its capacity as such, the “Stockholder Representative”).

WHEREAS, the Company’s Board of Directors has, upon the terms and subject to the conditions set forth herein, (i) determined that entry into this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) recommended the acceptance of the Merger (as defined below) and the adoption of this Agreement by the Company’s stockholders in accordance with the Delaware General Corporation Law (as amended from time to time, the “DGCL”), as well as all other applicable Laws (as defined below);

WHEREAS, the Board of Directors of Parent and Newco have each, upon the terms and subject to the conditions set forth herein, approved and consented to the Merger, the execution and delivery by Parent and Newco of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL as well as all other applicable Laws; and

WHEREAS, pursuant to the Merger, shares of Common Stock (as defined below) and Preferred Stock (as defined below) will be converted into the Common Stock Consideration (as defined below) and the Preferred Stock Consideration (as defined below), respectively, in the manner set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 5.10(c)(ii).

“Acquisition Agreement” means any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Takeover Proposal.

“Actual Cash Balance” has the meaning set forth in Section 2.14(b).

“Actual Closing Date Indebtedness” has the meaning set forth in Section 2.14(b).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreed Accounting Principles” means GAAP, consistent with past practice as applied in the preparation of the Financial Statements.

“Agreement” means this Agreement and Plan of Merger.

“Bonus Amount” means the bonus amount set forth on Schedule 1.1(a).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Canadian Subsidiary” means Alpine Access Canada Inc.

“Canadian Tax Act” means Income Tax (Canada), RSC 1985, as amended and the regulations thereunder.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” means the outstanding certificates which immediately prior to the Effective Time represent shares of Common Stock or shares of Preferred Stock, as applicable.

“Change of Recommendation” has the meaning set forth in Section 5.3(c).

“Charter” means the Company’s Restated Certificate of Incorporation as in effect from time to time.

“Claim” has the meaning set forth in Section 9.1(a)(iii).

“Closing” has the meaning set forth in Section 2.12.

“Closing Adjustment” has the meaning set forth in Section 2.14(a).

“Closing Date” has the meaning set forth in Section 2.12.

“Closing Date Indebtedness” means all indebtedness arising under the Senior Credit Facility and any other payment obligations arising under indebtedness for borrowed money of the Company or any Subsidiary outstanding as of the Closing Date.

“Closing Time” means 12:00 a.m. Denver, Colorado time, on the Closing Date.

“Closing Working Capital” means (a) the aggregate amount of the current assets of the Company and its Subsidiaries (exclusive of cash, cash equivalents and deferred tax assets), minus (b) the sum of (i) the aggregate amount of the current liabilities of the Company and its

Subsidiaries (exclusive of deferred tax liabilities and exclusive of the Closing Date Indebtedness) and (ii) the sum of long-term deferred rent credits and long-term deferred revenue liabilities, in the case of each of the foregoing clauses (a) and (b), determined as of the Closing Time but without regard to the effects of the transactions contemplated hereby (including any tax withholdings from any Company Securityholder), determined on a consolidated basis in accordance with the Agreed Accounting Principles.

“Closing Working Capital Statement” has the meaning set forth in Section 2.14(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Common Stock Consideration” means an amount equal to the quotient of (i) the Merger Consideration minus the Series 1 Preferred Stock Consideration, the Series 2 Preferred Stock Consideration, the Series 3 Preferred Stock Liquidation Preference, the Series 4 Preferred Stock Liquidation Preference, the Series 5 Preferred Stock Consideration and the Series 6 Preferred Stock Consideration divided by (ii) the Outstanding Common Shares.

“Common Escrow Share” means an amount equal to the quotient of (i) the Escrow Amount multiplied by the Consideration Fraction for the Common Stock divided by (ii) the total number of shares of Common Stock outstanding immediately prior to the Closing Time.

Company” has the meaning set forth in the Preamble.

“Company Charter Documents” has the meaning set forth in Section 3.1(c).

“Company Equity Securities” means the Common Stock, the Preferred Stock and the Options.

“Company Securityholder Approval” means the approval and adoption of this Agreement by the affirmative vote of the holders of the outstanding shares of each class of stock entitled to vote thereon, as required pursuant to the Charter and the Company’s Eighth Amended and Restated Stockholders Agreement.

“Company Securityholders” means holders of Company Equity Securities.

“Confidentiality Agreement” means the Confidentiality Agreement dated May 30, 2012, between Parent and Company.

“Consideration Fraction” means, (i) with respect to the Series 1 Preferred Stock, the aggregate amount of Series 1 Preferred Stock Consideration payable pursuant to Section 2.7(i) (without giving effect to any deductions in such section for the Series 1 Escrow Share) divided by the difference between the Merger Consideration and the Escrow Amount (the “Net Merger

Consideration”); (ii) with respect to the Series 2 Preferred Stock, the aggregate amount of Series 2 Preferred Stock Consideration payable pursuant to Section 2.7(h) (without giving effect to any deductions in such section for the Series 2 Escrow Share) divided by the Net Merger Consideration; (iii) with respect to the Series 3 Preferred Stock, the aggregate amount of Series 3 Preferred Stock Consideration payable pursuant to Sections 2.7(g) and (j) (without giving effect to any deductions in such sections for the Series 3 Escrow Share or the Common Escrow Share) divided by the Net Merger Consideration; (iv) with respect to the Series 4 Preferred Stock, the aggregate amount of Series 4 Preferred Stock Consideration payable pursuant to Sections 2.7(f) and (j) (without giving effect to any deductions in such sections for the Series 4 Escrow Share or the Common Escrow Share) divided by the Net Merger Consideration; (v) with respect to the Series 5 Preferred Stock, the aggregate amount of Series 2 Preferred Stock Consideration payable pursuant to Section 2.7(e) (without giving effect to any deductions in such section for the Series 5 Escrow Share) divided by the Net Merger Consideration; (vi) with respect to the Series 6 Preferred Stock, the aggregate amount of Series 6 Preferred Stock Consideration payable pursuant to Section 2.7(d) (without giving effect to any deductions in such section for the Series 6 Escrow Share) divided by the Net Merger Consideration; (vii) with respect to the Common Stock, the aggregate amount of Common Stock Consideration payable to holders of Common Stock pursuant to Section 2.7(j) (without giving effect to any deductions in such section for the Common Escrow Share) divided by the Net Merger Consideration and (viii) with respect to In-the-Money Options, the aggregate amount of Common Stock Consideration taken into account pursuant to Section 2.11(a) in determining the Option Consideration payable to holders of In-the-Money Options divided by the Net Merger Consideration.

“Deductible” has the meaning set forth in Section 8.4(d).

“DGCL” has the meaning set forth in the Recitals.

“Disputed Amounts” has the meaning set forth in Section 2.14(c)(iii).

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Plans” has the meaning set forth in Section 3.12.

“Enterprise Value” means $150,000,000.

“Environmental, Health, and Safety Requirements” means all federal, state, local and foreign statutes, regulations, and ordinances concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

“ERISA” has the meaning set forth in Section 3.12.

“Escrow Agent” has the meaning set forth in Section 2.7(c).

“Escrow Agreement” is defined in Section 2.7(c).

“Escrow Account” has the meaning set forth in Section 2.7(c).

“Escrow Amount” has the meaning set forth in Section 2.7(c).

“Escrow Funds” has the meaning set forth in Section 2.7(c).

“Escrow Release Amount” has the meaning set forth in Section 2.15(b).

“Escrow Release Date” has the meaning set forth in Section 2.15(b).

“Estimated Cash Balance” has the meaning set forth in Section 2.14(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.14(a).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.14(a).

“Expected Closing Date Indebtedness” has the meaning set forth in Section 2.14(a).

“Expense Funds” has the meaning set forth in Section 9.1(b).

“Financial Statements” has the meaning set forth in Section 3.5.

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement, consistently applied.

“Governmental Entity” means any court or tribunal or administrative, governmental or regulatory body or agency (whether foreign, federal, state, local or other).

“Governmental Authorization” means any approval, consent, license, certificate, accreditation, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law, including those granted pursuant to the expiration of any notice, waiting or review period.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-the-Money Option” has the meaning set forth in Section 2.11(a).

“Indemnification Claim” has the meaning set forth in Section 8.2(d).

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnitee” has the meaning set forth in Section 8.2(d).

“Indemnitor” has the meaning set forth in Section 8.2(d).

“Independent Accountants” means an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of Parent and Stockholder Representative.

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” has the meaning set forth in Section 3.13

“Interim Escrow Release Amount” has the meaning set forth in Section 2.15(a).

“Interim Release Date” has the meaning set forth in Section 2.15(a).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” or “Known” with respect to the Company shall mean the actual knowledge of those individuals set forth on Schedule 1.1(b).

“Law” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.16(b).

“Loss” has the meaning set forth in Section 8.2(a).

“Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence (whether or not foreseeable as of the date of this Agreement or covered by any indemnity provided pursuant to this Agreement, whether or not such fact, circumstance, event, change, effect or occurrence has yet, or at any time in question, manifested itself in the historical financial statements of the Company) that has had, or reasonably would be expected to have a material adverse effect upon the financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole, or on the Company’s ability to perform its obligations under this Agreement; provided, however, that any adverse change, event or effect arising from or related to: (i) conditions affecting the call center industry or the United States economy generally; (ii) national or international political or social conditions, including the engagement by the United States in hostilities; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP; (v) changes in any Laws; (vi) any action taken by a party hereto in accordance with this Agreement; (vii) any existing event or occurrence or circumstance with respect to which the Parent or Newco has knowledge as of the date hereof; (viii) any adverse change in or effect on the business of the Company that is cured by the Company by the Closing; (ix) the public announcement of the transactions contemplated by this Agreement; (x) any action taken by Parent, Newco or any of their respective Affiliates or agents or (xi) the completion of the transactions contemplated hereby, shall not be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur with respect to such entity.

“Material Contracts” has the meaning set forth in Section 3.14.

“Material Lease” has the meaning set forth in Section 3.16(b).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” means an amount equal to (A) the Enterprise Value, minus (B) the Closing Date Indebtedness and the Seller Expenses, plus (C) cash and cash equivalents determined as of the Closing Time on a consolidated basis in accordance with the Agreed Accounting Principles, as adjusted pursuant to Section 2.14, plus (D) the aggregate exercise price payable for all of the shares of Common Stock underlying all In-the-Money Options.

“Merger Documents” means, collectively, this Agreement, the Certificate of Merger, and all other agreements and documents entered into in connection with the Merger and the other transactions contemplated hereby.

“Most Recent Balance Sheet” has the meaning set forth in Section 3.5(b).

“Newco” has the meaning set forth in the Preamble.

“New Plans” has the meaning set forth in Section 5.5(b).

“Notice of Claim” has the meaning set forth in Section 8.2(d).

“Option Agreements” means the option agreements issued pursuant to the Option Plan and entered into by and between the Company and certain current and former employees of the Company and its Subsidiaries.

“Option Consideration” has the meaning set forth in Section 2.11(a).

“Option Escrow Share” means an amount equal to the quotient of (i) the Escrow Amount multiplied by the Consideration Fraction for the In-the-Money Options divided by (ii) the total number of shares of Common Stock underlying the In-the-Money Options.

“Option Plan” means the Company’s 2006 Stock Option Plan (previously known as the Company’s “2000 Stock Option Plan”), as same has been amended from time to time

“Options” means the options to acquire or purchase shares of Common Stock granted pursuant to the Option Agreements outstanding immediately prior to the Closing Time.

“Outstanding Common Shares” means the sum of (i) the number of shares of Common Stock outstanding immediately prior to the Closing Time; (ii) the number of shares of Series 3 Preferred Stock outstanding immediately prior to the Closing Time; (iii) the number of shares of Series 4 Preferred Stock outstanding immediately prior to the Closing Time; and (iv) the number of shares of Common Stock underlying In-the-Money Options.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Paying Agent” has the meaning set forth in Section 2.9(a).

“Payroll Company” means, with respect to employees in the United States, Ceridian Corporation and, with respect to employees in Canada, Ultimate Software.

“Parent” has the meaning set forth in the Preamble.

“Parent Indemnitee” has the meaning set forth in Section 8.2(a).

“Payment Fund” has the meaning set forth in Section 2.9(a).

“Permits” has the meaning set forth in Section 3.7(a).

“Permitted Liens” has the meaning set forth in Section 3.16(c).

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.14(b).

“Post-Closing Tax Period” means (i) in respect of the Canadian Subsidiary, (a) with respect to Taxes imposed under the Canadian Tax Act, the Tax period that is deemed pursuant to subsection 249(4) of the Canadian Tax Act to commence at the Closing Time and each subsequent taxation period and (b) with respect of all other Taxes, the Tax period beginning on or after the Closing Date and the portion of the Straddle Period beginning on or after the Closing Date; and (ii) in respect of the Company, any Tax period beginning after the Closing Time and the portion of any Straddle Period beginning after the Closing Time.

“Pre-Closing Tax Period” means (i) in respect of the Canadian Subsidiary, any Tax period that is not a Post-Closing Tax Period and (ii) in respect of the Company, any Tax period ending at or before the Closing Time and the portion of any Straddle Period ending at or before the Closing Time.

“Pre-Closing Tax Return” means any Tax Return relating to a Pre-Closing Tax Period or the portion of a Straddle Period that ends at the Closing Time.

“Preferred Stock” means the Series 1 Preferred Stock, the Series 2 Preferred Stock, the Series 3 Preferred Stock, the Series 4 Preferred Stock, the Series 5 Preferred Stock, and the Series 6 Preferred Stock of the Company.

“Preferred Stock Consideration” means the Series 1 Preferred Stock Consideration, the Series 2 Preferred Stock Consideration, the Series 3 Preferred Stock Consideration, the Series 4 Preferred Stock Consideration, the Series 5 Preferred Stock Consideration and the Series 6 Preferred Stock Consideration.

“Requisite Stockholders” means (i) holders of sixty-six and two-thirds percent (66 2/3%) of the Series 5 Preferred Stock and Series 6 Preferred Stock, voting together as a single class, and (ii) holders of a majority of all the Common Stock and Preferred Stock voting together as a single class on an as-converted basis.

“Resolution Period” has the meaning set forth in Section 2.14(c)(ii).

“Responsible Party” has the meaning set forth in Section 8.3(a).

“Review Period” has the meaning set forth in Section 2.14(c)(i).

“Seller Expenses” means the aggregate of (i) the out-of-pocket expenses payable as of the Closing by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby to any legal counsel, accountants or investment bankers plus (ii) the Expense Funds plus (iii) the Bonus Amount; provided that in no event shall Seller Expenses include any expenses incurred by any legal counsel, accountants or investment bankers hired by or at the direction of Parent, Newco or any of their respective Affiliates.

“Seller Tax Return” has the meaning set forth in Section 5.10(c)(ii).

“Senior Credit Facility” means the (i) Credit Agreement, dated May 20, 2011, between JPMorgan Chase Bank, N.A. and the Company and (ii) Letter Loan Agreement, dated May 20, 2011, between JPMorgan Chase Bank, N.A. and the Canadian Subsidiary.

“Series 1 Escrow Share” means an amount equal to the quotient of (i) the Escrow Amount multiplied by the Consideration Fraction for Series 1 Preferred Stock divided by (ii) the total number of shares of Series 1 Preferred Stock outstanding immediately prior to the Closing Time.

“Series 1 Preferred Stock” means the Series 1 Preferred Stock, par value $0.001, of the Company.

“Series 1 Preferred Stock Consideration” means an amount equal to the quotient of (i) the aggregate liquidation preference payable to holders of Series 1 Preferred Stock pursuant to Article IV(D)(3)(e) of the Charter in connection with the Merger, calculated as of the Closing Date, divided by (ii) the total number of shares of Series 1 Preferred Stock outstanding immediately prior to the Closing Time.

“Series 2 Escrow Share” means an amount equal to the quotient of (i) the Escrow Amount multiplied by the Consideration Fraction for Series 2 Preferred Stock divided by (ii) the total number of shares of Series 2 Preferred Stock outstanding immediately prior to the Closing Time.

“Series 2 Preferred Stock” means the Series 2 Preferred Stock, par value $0.001, of the Company.

“Series 2 Preferred Stock Consideration” means an amount equal to the quotient of (i) the aggregate liquidation preference payable to holders of Series 2 Preferred Stock pursuant to Article IV(D)(3)(d) of the Charter in connection with the Merger, calculated as of the Closing Date, divided by (ii) the total number of shares of Series 2 Preferred Stock outstanding immediately prior to the Closing Time.

“Series 3 Escrow Share” means an amount equal to the quotient of (i) the Escrow Amount multiplied by the Consideration Fraction for Series 3 Preferred Stock divided by (ii) the total number of shares of Series 3 Preferred Stock outstanding immediately prior to the Closing Time.

“Series 3 Preferred Stock” means the Series 3 Preferred Stock, par value $0.001, of the Company.

“Series 3 Preferred Stock Consideration” means the Series 3 Preferred Stock Liquidation Preference plus the Common Stock Consideration payable in respect of a share of Series 3 Preferred Stock pursuant to Article IV(D)(3)(f) of the Charter.

“Series 3 Preferred Stock Liquidation Preference” means an amount equal to the quotient of (i) the aggregate liquidation preference payable to holders of Series 3 Preferred Stock pursuant to Article IV(D)(3)(c) of the Charter in connection with the Merger, calculated as of the Closing Date, divided by (ii) the total number of shares of Series 3 Preferred Stock outstanding immediately prior to the Closing Time.

“Series 4 Escrow Share” means an amount equal to the quotient of (i) the Escrow Amount multiplied by the Consideration Fraction for Series 4 Preferred Stock divided by (ii) the total number of shares of Series 4 Preferred Stock outstanding immediately prior to the Closing Time.

“Series 4 Preferred Stock” means the Series 4 Preferred Stock, par value $0.001, of the Company.

“Series 4 Preferred Stock Consideration” means the Series 4 Preferred Stock Liquidation Preference plus the Common Stock Consideration payable in respect of a share of Series 4 Preferred Stock pursuant to Article IV(D)(3)(f) of the Charter.

“Series 4 Preferred Stock Liquidation Preference” means an amount equal to the quotient of (i) the aggregate liquidation preference payable to holders of Series 4 Preferred Stock pursuant to Article IV(D)(3)(b) of the Charter in connection with the Merger, calculated as of the Closing Date, divided by (ii) the total number of shares of Series 4 Preferred Stock outstanding immediately prior to the Closing Time.

“Series 5 Escrow Share” means an amount equal to the quotient of (i) the Escrow Amount multiplied by the Consideration Fraction for Series 5 Preferred Stock divided by (ii) the total number of shares of Series 5 Preferred Stock outstanding immediately prior to the Closing Time.

“Series 5 Preferred Stock” means the Series 5 Preferred Stock, par value $0.001, of the Company.

“Series 5 Preferred Stock Consideration” means an amount equal to the quotient of (i) the aggregate Series 5 Liquidation Value as defined in Article IV(D)(3)(a) of the Charter payable to holders of Series 5 Preferred Stock in connection with the Merger, calculated as of the Closing Date, divided by (ii) the total number of shares of Series 5 Preferred Stock outstanding immediately prior to the Closing Time.

“Series 6 Escrow Share” means an amount equal to the quotient of (i) the Escrow Amount multiplied by the Consideration Fraction for Series 6 Preferred Stock divided by (ii) the total number of shares of Series 6 Preferred Stock outstanding immediately prior to the Closing Time.

“Series 6 Preferred Stock” means the Series 6 Preferred Stock, par value $0.001, of the Company.

“Series 6 Preferred Stock Consideration” means an amount equal to the quotient of (i) the aggregate Series 6 Liquidation Value as defined in Article IV(D)(3)(a) of the Charter payable to holders of Series 6 Preferred Stock in connection with the Merger, calculated as of the Closing Date, divided by (ii) the total number of shares of Series 6 Preferred Stock outstanding immediately prior to the Closing Time.

“Statement of Objections” has the meaning set forth in Section 2.14(c)(iii).

“Stockholder Indemnitee” has the meaning set forth in Section 8.2(b).

“Stockholder Materials” has the meaning set forth in Section 5.9.

“Stockholder Representative” has the meaning set forth in the Preamble.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company.

“Superior Proposal” means any bona fide written proposal, made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company’s stockholders than the Merger.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Proposal” means any inquiry, proposal or offer from any person or group relating to any direct or indirect acquisition or purchase of 30% or more of the assets of the Company and its subsidiaries taken as a whole or 30% or more of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 30% or more of the equity securities of the Company, or any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement, including any transactions approved in writing by Parent in accordance with this Agreement.

“Tangible Personal Property” has the meaning set forth in Section 3.16(c).

“Target Working Capital” means Ten Million Nine Hundred Fifty Seven Thousand Dollars ($10,957,000).

“Tax” or “Taxes” means all federal, state, local and foreign taxes, assessments, charges, duties, fees, levies and other governmental charges in the nature of taxes, including income, profits, franchise, employment, transfer, withholding, property, excise, sales and use taxes (including interest and penalties thereon and additions thereto) (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes and deficiency assessments.

“Tax Contest” has the meaning set forth in Section 5.10(d).

“Tax Return” has the meaning set forth in Section 3.9(a).

“Termination Date” has the meaning set forth in Section 7.1(b).

“Third Party Claim” has the meaning set forth in Section 8.3(a).

“Transfer Taxes” means any and all transfer, sales, use, purchase, value added, excise, real property, personal property, intangible stamp, or similar Taxes.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Undisputed Amounts” has the meaning set forth in Section 2.14(c)(iii).

“Warrants” means (i) the warrants to purchase an aggregate of 80,350 shares of Series 2 Preferred Stock at an exercise price of $0.3174 per share issued by the Company pursuant to that certain Warrant to Purchase Stock by and between the Company and Silicon Valley Bank, dated as of March 28, 2003, as amended; (ii) the warrants to purchase an aggregate of 93,706 shares of Series 3 Preferred Stock at an exercise price of $0.143 per share issued by the Company pursuant to that certain Warrant to Purchase Stock by and between the Company and Silicon Valley Bank, dated as of December 24, 2003; and (iii) the warrants to purchase an aggregate of 88,496 shares of Series 4 Preferred Stock at an exercise price of $0.113 per share issued by the Company pursuant to that certain Warrant to Purchase Stock by and between the Company and Silicon Valley Bank, dated as of November 22, 2004, in each case subject to the terms and conditions thereof.

Section 1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (ii) the word “including” means “including, but not limited to”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Newco shall, pursuant to the provisions of the DGCL, be merged with and into the Company (the “Merger”), and the separate corporate existence of Newco shall thereupon cease in accordance with the provisions of the DGCL. The Company shall be the surviving corporation in the Merger and shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the DGCL. The separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL. From and after the Effective Time, the Company is sometimes referred to herein as the “Surviving Corporation.”

Section 2.2 Certificate of Merger. On the Closing Date, the parties hereto shall cause a certificate of merger in a form mutually acceptable to the Company and Parent (the “Certificate of Merger”) to be properly executed and filed in accordance with the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall be effective at the time and on the date of the filing of the Certificate of Merger in accordance with the DGCL, which filing shall occur on the Closing Date, or at such subsequent time as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

Section 2.3 Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the certificate of incorporation of Newco immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged). Such amended certificate of incorporation of the Surviving Corporation shall continue in full force and effect until further amended in the manner prescribed by the provisions of the DGCL.

Section 2.4 Bylaws. The bylaws of Newco in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

Section 2.5 Officers. The officers of Newco immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will hold office until their successors are duly elected or appointed and will qualify in the manner provided in the certificate of incorporation and the bylaws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

Section 2.6 Directors. The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will serve until their successors are duly elected or appointed and will qualify in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

Section 2.7 Payments. On the Closing Date, contemporaneously with the filing of the Certificate of Merger, Parent shall pay, or shall cause the Company, Newco or the Surviving Corporation to pay the following:

(a) on behalf of the Company, to such accounts designated in writing by the Company by wire transfer of immediately available funds, an amount, in the aggregate, equal to the outstanding amount of the Closing Date Indebtedness to enable the Company to repay such indebtedness;

(b) on behalf of the Company, to such accounts designated in writing by the Company by wire transfer of immediately available funds, an amount, in the aggregate, equal to the outstanding Seller Expenses to enable the Company to pay such Seller Expenses;

(c) an amount of cash equal to Twelve Million Dollars ($12,000,000) (such amount, the “Escrow Amount” and such cash, the “Escrow Funds”) shall be deposited into an escrow account (the “Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement (x) shall be entered into on the Closing Date among the Surviving Corporation, Stockholder Representative and an escrow agent (the “Escrow Agent”) to be mutually agreed upon between Parent and the Company, and (y) shall be in a form mutually acceptable to Parent, the Company, the Stockholder Representative and the Escrow Agent;

(d) to the Paying Agent on behalf of and for the benefit of each holder of the Series 6 Preferred Stock outstanding immediately prior to the Closing who shall have surrendered such holder’s Certificate, together with a duly executed letter of transmittal, prior to the Closing Date in accordance with Section 2.9, an amount per share of Series 6 Preferred Stock held by such holder equal to the Series 6 Preferred Stock Consideration minus the Series 6 Escrow Share, each as calculated by the Company and provided to Parent on the Closing Date;

(e) to the Paying Agent on behalf of and for the benefit of each holder of the Series 5 Preferred Stock outstanding immediately prior to the Closing who shall have surrendered such holder’s Certificate, together with a duly executed letter of transmittal, prior to the Closing Date in accordance with Section 2.9, an amount per share of Series 5 Preferred Stock held by such holder equal to the Series 5 Preferred Stock Consideration minus the Series 5 Escrow Share, each as calculated by the Company and provided to Parent on the Closing Date;

(f) to the Paying Agent on behalf of and for the benefit of each holder of the Series 4 Preferred Stock outstanding immediately prior to the Closing who shall have surrendered such holder’s Certificate, together with a duly executed letter of transmittal, prior to the Closing Date in accordance with Section 2.9, an amount per share of Series 4 Preferred Stock held by such holder equal to the Series 4 Preferred Stock Liquidation Preference minus the Series 4 Escrow Share, each as calculated by the Company and provided to Parent on the Closing Date;

(g) to the Paying Agent on behalf of and for the benefit of each holder of the Series 3 Preferred Stock outstanding immediately prior to the Closing who shall have surrendered such holder’s Certificate, together with a duly executed letter of transmittal, prior to the Closing Date in accordance with Section 2.9, an amount per share of Series 3 Preferred Stock held by such holder equal to the Series 3 Preferred Stock Liquidation Preference minus the Series 3 Escrow Share, each as calculated by the Company and provided to Parent on the Closing Date;

(h) to the Paying Agent on behalf of and for the benefit of each holder of the Series 2 Preferred Stock outstanding immediately prior to the Closing who shall have surrendered such holder’s Certificate, together with a duly executed letter of transmittal, prior to the Closing Date in accordance with Section 2.9, an amount per share of Series 2 Preferred Stock held by such holder equal to the Series 2 Preferred Stock Consideration minus the Series 2 Escrow Share, each as calculated by the Company and provided to Parent on the Closing Date;

(i) to the Paying Agent on behalf of and for the benefit of each holder of the Series 1 Preferred Stock outstanding immediately prior to the Closing who shall have surrendered such holder’s Certificate, together with a duly executed letter of transmittal, prior to the Closing Date in accordance with Section 2.9, an amount per share of Series 1 Preferred Stock held by such holder equal to the Series 1 Preferred Stock Consideration minus the Series 1 Escrow Share, each as calculated by the Company and provided to Parent on the Closing Date;

(j) to the Paying Agent on behalf of and for the benefit of each holder of Outstanding Common Shares (other than in respect of In-the-Money Options) immediately prior to the Closing who shall have surrendered such holder’s Certificates, together with a duly executed letter of transmittal, prior to the Closing Date in accordance with Section 2.9, an amount per Outstanding Common Share held by such holder equal to the Common Stock Consideration minus, in the case of the Common Stock, the Common Escrow Share;

(k) to the Payroll Company on behalf of and for the benefit of each holder of In-the-Money Options, an amount per In-the-Money Option equal to (i) the Option Consideration minus the Option Escrow Share multiplied by (ii) the number of shares of Common Stock underlying such In-the-Money Option; and

(l) to the Paying Agent, on behalf of and for the benefit of Company Securityholders who shall not have surrendered such holder’s Certificates for payment at least three (3) Business Days prior to the Closing Date, the amount necessary to fund the Payment Fund pursuant to Section 2.9(a).

Section 2.8 Conversion of Shares.

(a) Conversion of Preferred Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company’s treasury or by any of the Subsidiaries and (ii) Dissenting Shares) shall be canceled and converted into the right to receive the applicable Preferred Stock Consideration payable in cash to the holder thereof, without interest thereon, upon surrender of the Certificate formerly representing such share, all in accordance with Section 2.8 and Section 2.9.

(b) Conversion of Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company’s treasury or by any of the Subsidiaries and (ii) Dissenting Shares) shall be canceled and converted into the right to receive the Common Stock Consideration, payable in cash to the holder thereof, without interest thereon, upon surrender of the Certificate formerly representing such share, all in accordance with Section 2.8 and Section 2.9.

(c) Treasury Shares. Each share of Common Stock or Preferred Stock held in the treasury of the Company or by any Subsidiary immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be canceled, retired and shall cease to exist as of the Effective Time and no payment shall be made with respect thereto.

(d) Newco Shares. As of the Effective Time, each share of capital stock of Newco issued and outstanding immediately prior to the Effective Time shall, without any action on the part of Newco, be converted on a one-for-one basis into shares of the corresponding class of capital stock of the Surviving Corporation.

(e) Holders of Certificates. From and after the Effective Time, the holders of Certificates (other than Certificates representing Dissenting Shares) shall cease to have any rights with respect to such Certificates, except the right to receive the Common Stock Consideration or the applicable Preferred Stock Consideration, as applicable, without interest thereon, with respect to each of the shares represented thereby.

Section 2.9 Exchange of Certificates.

(a) Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”). Parent shall, on the Closing Date, deposit or cause to be deposited with the Paying Agent in a separate fund established for the benefit of the Company Securityholders (the “Payment Fund”) funds in an amount necessary for the payment upon surrender of Certificates as part of the Merger of the Common Stock Consideration and the Preferred Stock Consideration, less amounts withheld to fund the Escrow Account pursuant to Section 2.7(d) through (j) and the Common Stock Consideration and the Preferred Stock Consideration otherwise payable with respect to Dissenting Shares (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent). As soon as reasonably practicable after the date hereof, the Company shall, or shall cause the Paying Agent to, mail to each holder of record (i) a letter of transmittal (which shall be in a form and have such other provisions as Parent and the Company may reasonably agree) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Common Stock Consideration or the applicable Preferred Stock Consideration, as applicable. Thereafter, upon surrender to the Paying Agent of any Certificates (other than Certificates representing Dissenting Shares), together with such duly executed letter of transmittal, the holder of each such Certificate shall receive from the Paying Agent promptly after Closing in exchange therefor, the amount to which they are entitled pursuant to Section 2.7(d) through (j), as applicable, in the form of cash by wire transfer of immediately available funds, to which such holder is entitled pursuant to such sections of the Agreement, without interest; provided, however, that any such payments for less than $10,000 to a particular holder may be made by check. Parent and the Company shall make reasonable efforts to cause the Paying Agent to initiate payment on the Closing Date to all holders of Certificates submitted, along with duly executed letters of transmittal, at least three (3) Business Days prior to the Closing Date. Each Certificate surrendered pursuant to this Section 2.9(a) shall be canceled upon consummation of the Merger. If payment or delivery is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.9, each Certificate (other than Certificates canceled pursuant to Section 2.8(c) and Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the amount to which they are entitled pursuant to Section 2.7(d) through (j), as applicable, payable in cash pursuant to this Section 2.9, in the form provided for by this Agreement, without interest. Except as provided herein or in the Escrow Agreement, all cash paid upon surrender of the Certificates in accordance with this Section 2.9 shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Common Stock or Preferred Stock represented thereby.

(b) In the event that any Certificate (other than any Certificate representing Dissenting Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered holder of such lost, stolen or destroyed Certificate in form and substance acceptable to Parent and Newco (if such affidavit is accepted before the Effective Time) or the Paying Agent (if such affidavit is accepted after the Effective Time), and, if required by Parent, the posting by such registered holder of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Preferred Stock Consideration or Common Stock Consideration, as applicable, in respect thereof in the manner set forth in this Section 2.9.

(c) If Certificates are not surrendered prior to the date that is three years after the Effective Time, unclaimed amounts (including interest thereon) of Preferred Stock Consideration and Common Stock Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation and may be commingled with the general funds of the Surviving Corporation, free and clear of all claims or interest. Notwithstanding the foregoing, any stockholders of the Company who have not theretofore complied with the provisions of this Section 2.9 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment for their claims in the form and amounts to which such stockholders are entitled.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Preferred Stock or Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares) are presented to the Paying Agent, they shall be canceled and exchanged for the applicable Preferred Stock Consideration or Common Stock Consideration, as applicable, as provided for, and in accordance with, the provisions of this Section 2.9.

(e) Any portion of the Payment Fund which remains undistributed for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Agreement and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to Parent for payment of the applicable Preferred Stock Consideration or Common Stock Consideration, as applicable, to which they are entitled.

(f) None of Parent, Newco, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Agreement would otherwise escheat to or become the property of any Governmental Entity), the cash payment in respect of such Certificate shall, unless otherwise provided by applicable law, become the property of the Surviving Corporation, free and clear of all Liens.

Section 2.10 Dissenting Shares. Each share of Preferred Stock and Common Stock issued and outstanding immediately prior to the Effective Time held by stockholders who shall have properly exercised their appraisal rights with respect thereto under Section 262 of the DGCL (such shares of Preferred Stock and Common Stock, the “Dissenting Shares”) shall not be converted into the right to receive such stockholders’ Preferred Stock Consideration or Common Stock Consideration pursuant to the Merger, but shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions of Section 262 of the DGCL, except that each Dissenting Share held by a stockholder who shall thereafter withdraw his or her demand for appraisal or shall fail to perfect his or her right to such payment as provided in such Section 262 shall be deemed to be converted, as of the Effective Time, into the right to receive the Preferred Stock Consideration or Common Stock Consideration that such holder otherwise would have been entitled to receive as a result of the Merger.

Section 2.11 Options and Warrants. The Company shall ensure that, at the Effective Time, each Option (whether vested or unvested immediately prior to the Effective Time) that has an exercise price per shares that is less than the Common Stock Consideration (an “In-the-Money Option”) shall immediately and without further action by the holder thereof be cancelled and converted into the right to receive an amount per share of Common Stock underlying such In-the-Money Option equal to the Common Stock Consideration less the exercise price per share (the “Option Consideration”). For the avoidance of doubt, any Option with a per share exercise price in excess of the per share Common Stock Consideration shall be automatically canceled as of the Effective Time pursuant to this Section 2.11(a) without payment to the holder thereof. Prior to the Effective Time, the Company shall take all actions necessary to effectuate the foregoing provisions of this Section 2.11(a), including, without limitation, the provision of any required notices to the holders of Options and the making of any necessary amendments to the Option Plan.

(b) The Company shall ensure that, at the Effective Time, each Warrant then outstanding shall immediately and without further action be canceled, terminated, and extinguished and no payment or distribution shall be made with respect thereto (it being understood that, pursuant to the terms of the Warrants, the Company shall have given notice of the Merger to the holders of all Warrants and, in accordance with the terms of such Warrants, such holders shall have had the opportunity to exercise such Warrants prior to the Closing Time).

Section 2.12 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202 at 10:00 A.M. Denver time on the Business Day following the satisfaction or waiver of the conditions set forth in this Agreement (other than those conditions that by their terms cannot be satisfied until the Closing), or on such date and time as the Company and Newco shall mutually agree. The time and date of the Closing is herein called the “Closing Date.”

Section 2.13 Withholding Taxes. Parent, Newco, the Company, the Surviving Corporation and the Escrow Agent shall have the right to deduct and withhold Taxes from any payments to be made hereunder (including any payments to be made under the Escrow Agreement) if such withholding is required by Law, and to collect any necessary Tax forms, including IRS Form W-9 or the appropriate IRS Form W-8, as applicable, or any similar information, from any Company Securityholder and any other recipient of any payment hereunder; provided, however, that if on or prior to the Closing, the Company provides Parent with the certificate described in Section 6.2(b)(iv), no withholding of any amount under Section 1445 of the Code shall be made by Parent or Newco. To the extent that amounts are withheld and paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Company Securityholder or other recipient of payment in respect of which such deduction and withholding was made.

Section 2.14 Working Capital Adjustment.

(a) Closing Adjustment. At least five (5) Business Days prior to the Closing, the Company shall deliver to Parent a good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with the Agreed Accounting Principles. The Company shall provide Parent with reasonable access to the books and records of the Company, and other Company documents, to verify the information set forth in the Estimated Closing Working Capital Statement prior to the Closing Date. The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus the Target Working Capital. If the Closing Adjustment is a positive number, the Merger Consideration shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Merger Consideration shall be reduced by the amount of the Closing Adjustment. In addition, at least two (2) Business Days prior to the Closing, the Company shall deliver to Parent a good faith estimate of the cash and cash equivalents expected to be on hand as of the Closing Time (the “Estimated Cash Balance”), as well as the expected amount of the Closing Date Indebtedness as of the Closing Time (the “Expected Closing Date Indebtedness”), for purposes of computing the amount to be paid to the Paying Agent pursuant to Section 2.7. The Company shall provide Parent with reasonable access to the books and records of the Company, and other Company documents, to verify such amounts.

(b) Post-Closing Adjustment. No later than the 60th day following the Closing Date, Parent will cause to be prepared and delivered to the Stockholder Representative a statement setting forth its calculation of the Closing Working Capital, which statement shall contain a consolidated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Parent that the Closing Working Capital Statement was prepared in accordance with the Agreed Accounting Principles. The Closing Working Capital Statement shall also set forth the variance, if any, between the Estimated Cash Balance and the actual amount of the cash and cash equivalents at the Closing Time (the “Actual Cash Balance”), and the variance, if any, between the Estimated Closing Date Indebtedness and the actual Closing Date Indebtedness as of the Closing Time (the “Actual Closing Date Indebtedness”). The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital, reduced by any negative difference between the Actual Cash Balance and the Estimated Cash Balance and any positive difference between Actual Closing Date Indebtedness and Estimated Closing Date Indebtedness, and increased by any positive difference between the Actual Cash Balance and the Estimated Cash Balance and any negative difference between Actual Closing Date Indebtedness and Estimated Closing Date Indebtedness (the “Post-Closing Adjustment”), as adjusted pursuant to Section 2.14(c)(iii), if applicable.

(i) If the Post-Closing Adjustment is a negative number, the Stockholder Representative and Parent shall within three (3) Business Days of the final determination of the Post-Closing Adjustment (including any Review Period and/or Resolution Period as may be required pursuant to Section 2.14(c) below) issue joint written instructions directing the Escrow Agent to pay to Parent an amount equal to such excess (without deduction) out of the Escrow Account by wire transfer of immediately available funds to the account specified by Parent.

(ii) If the Post-Closing Adjustment is a positive number, Parent will pay to the Paying Agent, on behalf of the holders of Outstanding Common Shares (other than the Dissenting Shares), an amount equal to (A) such excess (without deduction) multiplied by (B) a fraction, (I) the numerator of which is the Outstanding Common Shares minus the total number of Outstanding Common Shares that are Dissenting Shares and (II) the denominator of which is the Outstanding Common Shares. Any amount payable by Parent to the Paying Agent pursuant to this Section 2.14(b)(ii) will be paid within three (3) Business Days of the final determination of the Post-Closing Adjustment (including any Review Period and/or Resolution Period as may be required pursuant to Section 2.14(c) below) by wire transfer of immediately available funds to an account specified by the Paying Agent. The Paying Agent shall distribute to each holder of Outstanding Common Shares who has surrendered before such payment date his, her or its Certificate(s) and duly executed letter of transmittal (and to each holder of In-the-Money Options), such holder’s pro rata share of any payments pursuant to this Section 2.14(b)(ii) (based on the number of Outstanding Common Shares held by such holder (or underlying such holder’s In-the-Money Options) in relation to all Outstanding Common Shares). If and to the extent there are holders of Outstanding Common Shares who have not yet surrendered their Certificates, the Paying Agent shall distribute the remainder of the payment(s) pursuant to Section 2.9. Notwithstanding the foregoing, in the event any payments pursuant to this Section 2.14(b)(ii) are deemed to be compensation income to the recipient thereof, Parent and the Surviving Corporation shall use their best efforts to ensure that such payments are properly processed through the Surviving Corporation’s payroll system.

(iii) Any payments made pursuant to this Section 2.14(b) shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

(c) Examination and Review.

(i) After receipt of the Closing Working Capital Statement, Stockholder Representative shall have 45 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Stockholder Representative and Stockholder Representative’s accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Parent and/or Parent’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information relating to the Closing Working Capital Statement as Stockholder Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Surviving Corporation.

(ii) Objection. On or prior to the last day of the Review Period, Stockholder Representative may object to the Closing Working Capital Statement by delivering to Parent a written statement setting forth Stockholder Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Stockholder Representative’s disagreement therewith (the “Statement of Objections”). If

Stockholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Stockholder Representative. If Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and Stockholder Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Parent and Stockholder Representative, shall be final and binding.

(iii) Resolution of Disputes. If Stockholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of Parent and Stockholder Representative (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountants. Stockholder Representative, solely on behalf of the Company Securityholders and in its capacity as the Stockholder Representative and not in its individual capacity, and Parent shall each pay 50% of the fees and expenses of the Independent Accountants. For the avoidance of doubt, such fees, to the extent paid by the Stockholder Representative, shall be paid out of the Expense Funds.

Section 2.15 Release of Escrow.

(a) Subject to the terms of the Escrow Agreement, on the date that is nine (9) months following the Closing Date (or, if such date is not a Business Day, then the first (1st) Business Day thereafter) (the “Interim Release Date”), the Escrow Agent shall pay to the Paying Agent on behalf of the holders of Company Equity Securities (other than Dissenting Stockholders), in accordance with the terms of the Escrow Agreement, an aggregate amount in cash equal to the lesser of (i) fifty percent (50%) of the Escrow Amount minus amounts required to be retained pursuant to the Escrow Agreement, including amounts required to be retained for any outstanding and unresolved claims brought pursuant to Article VIII hereof prior to the Interim Release Date, or (ii) fifty percent (50%) of the Escrow Amount (the “Interim Escrow Release Amount”).

(b) Subject to the terms of the Escrow Agreement, on the date that is twelve (12) months following the Closing Date (or, if such date is not a Business Day, then the first (1st) Business Day thereafter) (the “Escrow Release Date”), the Escrow Agent shall pay to the Paying Agent on behalf of the holders of Company Equity Securities (other than Dissenting Stockholders), in accordance with the terms of the Escrow Agreement, an aggregate amount in cash equal to remaining portion of the Escrow Amount, if any, other than amounts required to be retained pursuant to the Escrow Agreement, including amounts required to be retained for any outstanding and unresolved claims brought pursuant to Article VIII hereof prior to the Escrow Release Date (the “Escrow Release Amount”).

(c) As and to the extent any claim described in clause (a)(i) or (b) above is resolved in favor of the Company Securityholders, Parent and the Stockholder Representative shall direct the Escrow Agent to deliver to the Paying Agent on behalf of the holders of Company Equity Securities (other than the Dissenting Stockholders) the related portion of the remaining amounts in the Escrow Account as provided in the Escrow Agreement.

(d) Within three (3) Business Days of receipt of any amount required to be delivered by the Escrow Agent to the Paying Agent, the Paying Agent will pay to each holder of Company Equity Securities (other than Dissenting Stockholders) who has surrendered before the Escrow Release Date his, her or its Certificates and duly executed letter of transmittal (and to each holder of In-the-Money Options), such holder’s pro rata share (based on the amount such holder contributed to the Escrow Account pursuant to Section 2.7(d) through (k)) of the Interim Escrow Release Amount or Escrow Release Amount, as the case may be. If and to the extent there are holders of Company Equity Securities who have not yet surrendered their Certificates, the Paying Agent will cause such amounts to be distributed pursuant to Section 2.9. Notwithstanding the foregoing, in the event any payments pursuant to this Section are deemed to be compensation income to the recipient thereof, Parent, the Surviving Corporation, and the Stockholder Representative shall use their best efforts to ensure that such payments are properly processed through the Surviving Corporation’s payroll system.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Newco as follows:

Section 3.1 Organization and Qualification.

(a) Each of the Company and each Subsidiary is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization specified on Schedule 3.1(a). The Company and each of its Subsidiaries has the requisite corporate (or equivalent) power and authority to own, lease and operate its properties and to carry on its business as presently conducted, except where the failure to have such power or authority would not have a Material Adverse Effect.

(b) Each of the Company and each Subsidiary is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by such entity, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

(c) The Company has made available to Parent and Newco a true and complete copy of the Company’s and each of its Subsidiaries’ certificates of incorporation and bylaws (or the equivalent thereof) (collectively, the “Company Charter Documents”), in each case, as in effect as of the date hereof.

Section 3.2 Capitalization of the Company; Subsidiaries.

(a) The authorized capital stock of the Company consists of 198,000,000 shares of Common Stock, of which 12,457,245 shares are issued and outstanding and 156,000,000 shares of preferred stock, of which 112,870,449 shares are issued and outstanding, comprised of (i) 42,000,000 shares of Series 6 Preferred Stock, of which 29,292,851 shares are outstanding, (ii) 35,000,000 shares of Series 5 Preferred Stock, of which 22,379,701 shares are outstanding, (iii) 22,600,000 shares of Series 4 Preferred Stock, of which 12,831,837 shares are outstanding, (iv) 15,500,000 shares of Series 3 Preferred Stock, of which 8,523,566 shares are outstanding, (v) 28,000,000 shares of Series 2 Preferred Stock, of which 27,074,651 shares are outstanding, and (vi) 12,900,000 shares of Series 1 Preferred Stock, of which 12,767,843 shares are outstanding. All of such outstanding shares of the Company have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.2(a), no (i) equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for equity securities of the Company, (iii) options or other rights to acquire from the Company any equity securities or securities convertible into or exchangeable for equity securities of the Company, and (iv) obligations of the Company to issue any equity securities or securities convertible into or exchangeable for equity securities of the Company, are outstanding. All outstanding options were issued under the 2006 Option Plan.

(b) All Subsidiaries of the Company are listed on Schedule 3.2(b). All of the outstanding capital stock of, or other ownership interest in, each Subsidiary of the Company is owned beneficially and of record by the Company, directly or indirectly, is validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.2(b), no (i) equity securities of any of the Company’s Subsidiaries, (ii) securities of any of the Company’s Subsidiaries convertible into or exchangeable for equity securities of any of the Company’s Subsidiaries, (iii) options or other rights to acquire from the Company’s Subsidiaries, and (iv) obligations of the Company’s Subsidiaries to issue, any equity securities or securities convertible into or exchangeable for equity securities of any of the Company’s Subsidiaries, in each case, are outstanding.

Section 3.3 Authorization. The Board of Directors of the Company, at a meeting duly called and held, at which all directors were present, has duly and unanimously adopted resolutions approving this Agreement and the Merger in accordance with the DGCL, determining that the terms of the Merger are fair to, and in the best interests of, the Company Securityholders and recommending that the Company Securityholders approve and adopt this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Merger Documents to which it is a party and, subject to Company Securityholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Merger Documents by the Company and the consummation of the transactions contemplated hereby and thereby, subject to Company Securityholder Approval, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings are necessary to authorize this Agreement and the other Merger Documents to which it is a party or for the Company to consummate the transactions contemplated hereby and thereby other than Company Securityholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, and the other Merger Documents to which the Company is a party, when executed and delivered by the Company, will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, in each case except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.4 Consents and Approvals. Except (i) as set forth in Section 3.3 and on Schedule 3.4, (ii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of the HSR Act and/or (iii) as may be necessary as a result of any facts or circumstances relating solely to Parent or Newco or any of its respective Affiliates, no filing with or notice to, and no permit, authorization, consent or approval of, or order of, any Governmental Entity is necessary for the execution and delivery by the Company of this Agreement following Company Securityholder Approval or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Company Charter Documents, (b) except as set forth on Schedule 3.4, result in a material violation or material breach of, or cause acceleration of any material right or obligation, or constitute (with or without due notice or lapse of time or both) a material default, or give rise to any right of termination, cancellation or acceleration of any material right or obligation, under any of the terms, conditions or provisions of any Material Contracts, or (c) violate in any material respects any material Law of any court or any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets.

Section 3.5 Financial Statements. The Company has delivered to Parent and Newco copies of the following financial statements (such financial statements, the “Financial Statements”):

(a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2011 and December 31, 2010 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended on such dates; and

(b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2012 (the “Most Recent Balance Sheet”) and the related statement of operations for the month ending on such date.

The Financial Statements (A) have been prepared, in all material respects, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of unaudited Financial Statements, for the absence of footnotes and subject to normal year-end adjustments, and (B) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of the unaudited Financial Statements, to the absence of footnotes and to normal year-end adjustments).

Section 3.6 No Undisclosed Liability; Absence of Certain Developments.

(a) Except (i) as set forth on Schedule 3.6(a) or as disclosed, set forth or reserved for in the Financial Statements (including the notes thereto), (ii) liabilities and/or obligations incurred in the ordinary course of business or (iii) liabilities and/or obligations arising under any of the Material Contracts or Material Leases, as of the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto). Notwithstanding the foregoing, the representations and warranties contained in this Section 3.6(a) do not apply to Employee Plans, Environmental, Health and Safety Requirements, labor matters or Taxes.

(b) Except in connection with the transactions contemplated by this Agreement, during the period beginning on the date of the Most Recent Balance Sheet and ending on the date hereof, each of the Company and each Subsidiary has conducted its business, in all material respects, in the ordinary course consistent with past practice, there has not, individually or in the aggregate, been any Material Adverse Effect, and except as set forth on Schedule 3.6(b), the Company has not, since the date of the Most Recent Balance Sheet, taken any action which would be prohibited by Section 5.2 hereto if such action were taken after the date hereof.

Section 3.7 Compliance with Laws; Governmental Authorizations; Licenses; Etc.

(a) The Company and each of its Subsidiaries has all authorizations, approvals, orders, consents, licenses, certificates, permits, registrations and qualifications from each Governmental Entity necessary to permit the ownership of property and the conduct of business as presently conducted by the Company and its Subsidiaries, except where the failure to obtain or maintain such an authorization, approval, order, consent, license, certificate, permit, registration or qualification would not have a Material Adverse Effect (collectively, the “Permits”).

(b) The Company and each of its Subsidiaries is in compliance with all applicable Laws promulgated by any Governmental Entity which apply to the conduct of the Company’s and its Subsidiaries’ business, except where the failure to so comply would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has entered into or been subject to any judgment, consent decree, or administrative order with respect to any aspect of its business, affairs, properties or assets, nor, as of the date hereof, received any notice of the institution against the Company or any of its Subsidiaries of any civil, criminal or administrative action, suit, proceeding or investigation from any Governmental Entity, with respect to any aspect of the business, affairs, properties or assets of the Company or any of its Subsidiaries, except as would not have a Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties contained in this Section 3.7(b) do not apply to Employee Plans, Environmental, Health and Safety Requirements, labor matters or Taxes.

Section 3.8 Litigation. Set forth on Schedule 3.8 is a list as of the date hereof of every suit, litigation, arbitration, material claim, material action, proceeding or material investigation by any Governmental Entity which is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries before any Governmental Entity. Except as set forth on Schedule 3.8, as of the date hereof, there is no suit, litigation, arbitration, claim, action, proceeding or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries before any Governmental Entity which has had or would reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 3.8 is a list as of the date hereof of every outstanding order, writ, settlement, injunction or decree against the Company or any Subsidiary or to which any of their respective assets are subject. Except as disclosed on Schedule 3.8, as of the date hereof, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, settlement, injunction or decree that has had or would reasonably be expected to have a Material Adverse Effect. As of the date hereof, neither Company nor any of its Subsidiaries is a party to any litigation nor, to the Company’s Knowledge, is any litigation threatened which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 3.9 Taxes. Except as set forth in Schedule 3.9:

(a) The Company and each Subsidiary has prepared and duly filed all tax returns, information returns, statements, forms and reports (each a “Tax Return” and, collectively, the “Tax Returns”) required to be filed with respect to the Company and each of its Subsidiaries prior to the Closing Date, and all such Tax Returns are true and correct in all material respects.

(b) All Taxes due and owing by the Company and each Subsidiary have been paid, whether or not shown on any Tax Return.

(c) No Tax audits or other legal proceedings are in progress, or to the Knowledge of the Company are pending or threatened, with regard to any Taxes or Tax Returns of the Company or any Subsidiary.

(d) Neither the Company nor any Subsidiary has received a written claim from any Governmental Entity in a jurisdiction in which neither the Company nor any Subsidiary files Tax Returns that the Company or a Subsidiary is subject to taxation by that jurisdiction. Schedule 3.9(d) lists: (i) all federal, state, local and non-U.S. income Tax Returns filed by the Company and each Subsidiary for taxable periods ended on or after December 31, 2009, (ii) any Tax Return filed by the Company or any Subsidiary for any taxable period ended on or after December 31, 2006 that has been audited and the amount of any deficiency or assessment of Tax paid as a result of such audit, and (iii) any outstanding lien for delinquent Taxes.

(e) Neither the Company nor any Subsidiary is liable for any Taxes: (i) under any Tax sharing agreement excluding provisions of leases, licenses, loans and similar agreements entered into in the ordinary course of business; provided, however, that this Section 3.9(e)(i) shall not apply to the Canadian Subsidiary, (ii) as a transferee or successor by contract, Law or otherwise or (iii) under Treasury Regulation Section 1.1502-6(a) or any analogous or similar Law; provided, however, that this Section 3.9(e)(iii) shall not apply to the Canadian Subsidiary. Neither the Company nor any Subsidiary (other than the Canadian Subsidiary, to which this sentence does not apply) has ever been a member of any affiliated group (other than a group with the Company or any Subsidiary as its common parent) that files an affiliated, consolidated, combined or unitary Tax Return for federal, state, local or non-U.S. Tax purposes.

(f) The Company is not (and has not been during the preceding five (5) years) a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

(g) Neither the Company nor any Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355 of the Code that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(h) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in the accounting method of the Company or any Subsidiary pursuant to Section 481 of the Code or the corresponding tax laws of any nation, state or locality that occurred or exists on or prior to the Closing Date; provided, however, that this Section 3.9(h)(i) shall not apply to the Canadian Subsidiary; (ii) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; provided, however, that this Section 3.9(h)(ii) shall not apply to the Canadian Subsidiary; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; provided, however, that this Section 3.9(h)(iii) shall apply to the Canadian Subsidiary only to the extent relevant for U.S. Tax purposes; (iv) an intercompany transaction occurring on or prior to the Closing Date; provided, however, that this Section 3.9(h)(iv) shall apply to the Canadian Subsidiary only to the extent relevant for U.S. Tax purposes; (v) an excess loss account existing on the Closing Date described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law); provided, however, that this Section 3.9(h)(v) shall not apply to the Canadian Subsidiary; (vi) a prepaid amount received on or prior to the Closing Date; provided, however, that this Section 3.9(h)(vi) shall apply to the Canadian Subsidiary only to the extent relevant for U.S. Tax purposes; or (vii) an election under Section 108(i) of the Code; provided, however, that this Section 3.9(h)(vii) shall not apply to the Canadian Subsidiary.

(i) Except as set forth on Schedule 3.9(i), neither the Company nor any Subsidiary is party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment”

within the meaning of Section 280G of the Code (or any corresponding provision of state, local or non-U.S. Tax law) payable in connection with the transactions contemplated by this Agreement or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or non-U.S. Tax law).

(j) The Company and each Subsidiary (other than the Canadian Subsidiary, to which this Section 3.9(j) does not apply) has disclosed on their U.S. federal income Tax Returns all positions taken therein that (but for such disclosure) would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k) To the Knowledge of the Company, neither the Company nor any Subsidiary is or has been a party to any “reportable transaction” as defined by Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).

(l) There are no circumstances which could result in the application to the Canadian Subsidiary of any of sections 80, 80.01, 80.02, 80.03 or 80.04 of the Canadian Tax Act or any analogous provision of any applicable Law of any province of Canada. The Canadian Subsidiary does not have any unpaid amounts that may be required to be included in its income for any Post-Closing Period under section 78 of the Canadian Tax Act or a corresponding provincial provision. The Canadian Subsidiary has not acquired property in circumstances that would result in the Canadian Subsidiary becoming liable to pay Taxes of the Person from whom it acquired such property pursuant to subsection 160(1) of the Canadian Tax Act or a corresponding provincial provision.

(m) Notwithstanding anything contained herein to the contrary, (i) this Section 3.9 contains the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to Taxes and (ii) except as provided under the foregoing Sections of this Section 3.9, the Company and its Subsidiaries make no representation or warranty with respect to the amount of any net operating loss, tax credit or similar tax attribute.

Section 3.10 Environmental, Health, and Safety Matters.

(a) As of the date hereof, the Company and each of its Subsidiaries is, and since March 31, 2009 have been, in compliance in all respects with Environmental, Health, and Safety Requirements (including obtaining all permits and licenses required thereunder), except for such noncompliance as would not have a Material Adverse Effect.

(b) Since January 1, 2009, neither the Company nor any of its Subsidiaries has received any written notice or report or other material written information regarding any violation of Environmental, Health, and Safety Requirements by the Company or any of its Subsidiaries and arising under Environmental, Health, and Safety Requirements.

(c) Notwithstanding anything contained herein to the contrary, this Section 3.10 contains the sole and exclusive representations and warranties of the Company with respect to any environmental, health, or safety matters, including any arising under any Environmental, Health, and Safety Requirements.

Section 3.11 Employee Matters.

(a) Schedule 3.11(a) sets forth a list of all of the Company’s and its Subsidiaries’ employees whose current regular rate of compensation is greater than $100,000 per year, the date of hire for each such employee, the current rate of all regular and (if determinable) special compensation payable to each such person in any and all capacities, the last increase in the rate of regular and (if applicable) special compensation for each such employee and the date of such increase.

(b) Each of the Company and each Subsidiary is in compliance with all Laws applicable to it respecting employment and employment practices, terms and conditions of employment and wages and hours and has not engaged, and is not engaging, in any unfair labor practice with respect to employees of the Company or any of its Subsidiaries except to the extent such failure to comply or such engagement, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Schedule 3.11(b), or as would not have a Material Adverse Effect, as of the date hereof, (i) there is no union organizing effort pending, or to the Company’s Knowledge, threatened with respect to the employees of the Company or its Subsidiaries; (ii) no complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board, or to the Company’s Knowledge, has been threatened; (iii) there is no labor strike, dispute, slowdown or stoppage pending or, to the Company’s Knowledge, threatened against or involving the Company or any of its Subsidiaries; and (iv) there are no labor or employment claims or proceedings pending between the Company or any of its Subsidiaries and any of such applicable entity’s employees.

Section 3.12 Employee Plans.

(a) Schedule 3.12 contains a true, accurate and complete list of employee benefit plans (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other material employee benefit plan, program or arrangement maintained by the Company or any of its Subsidiaries (the “Employee Plans”). The Employee Plans have been maintained, funded and administered in all respects, including the timely deposit of all participant elective contributions and loan payments, in accordance with their terms and are in compliance with applicable Law, including without limitation, ERISA and Department of Labor Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder, except for instances of non-compliance that would not have a Material Adverse Effect. To the extent that the Company has Knowledge that any Qualification Failures as defined in Internal Revenue Service Revenue Procedure 2008-50 have occurred with respect to any Employee Plan, a summary of such Qualification Failures is set forth on Schedule 3.12, and the Company shall take commercially reasonable efforts to correct such failures under the Employee Plans Compliance Resolution System contained in Revenue Procedure 2008-50 on or before the Closing Date. Each Employee Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is a pre-approved volume submitter or prototype plan that is the subject of an opinion letter issued by the Internal Revenue Service. Neither the Company nor any of its Subsidiaries has any liability under Title IV of ERISA.

(b) Except as would not have a Material Adverse Effect:

(i) All plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have been (A) operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2008, and (B) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder.

(ii) With respect to all Employee Plans that are group health plans as defined in ERISA Section 607(1), sponsored or maintained by the Company, no director, officer, employee or agent of the Company has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on the Company under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with by the Company, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with.

(iii) Neither the Company nor any fiduciary as defined in ERISA Section 3(21)(A) of an Employee Plan has engaged in any transaction that may subject the Company or any Employee Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979 or 4980B.

(iv) All required reports and descriptions for any Employee Plan have been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA or the Code with respect to all Employee Plans have been proper as to form and timely given.

(c) There are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending, threatened or currently in process by any governmental agency involving any employee benefit plan.

(d) There are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or threatened against the Company in connection with any employee benefit plan or the assets of any Employee Plan.

(e) Any Employee Plan may be amended and terminated at any time without any material liability and these rights have always been maintained by the Company.

(f) No Employee Plan that is intended to be a “qualified plan” under Section 401(a) (or its related trust) holds any stock or other securities of the Company.

(g) Notwithstanding anything contained herein to the contrary, this Section 3.12 contains the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to Employee Plans.

Section 3.13 Intellectual Property Rights. Schedule 3.13 sets forth a list of all patents, patent applications, registered trademarks and registered copyrights, proprietary software and applications to register trademarks and copyrights owned by the Company or any of its

Subsidiaries. Except as set forth on Schedule 3.13, to the Company’s Knowledge: (i) the Company and its Subsidiaries own or have a valid license to all patent, trademark and service mark rights, trade names, domain names, copyrights, third-party software, and know-how (collectively, “Intellectual Property”) to the extent necessary for the conduct of its business as now conducted; (ii) neither the Company nor any of its Subsidiaries is infringing any Intellectual Property of any third party; (iii) no third party is infringing any Intellectual Property owned by the Company or any of its Subsidiaries; and (iv) the Intellectual Property set forth on Schedule 3.13 is duly registered, valid and in effect; in each case, except as would not have a Material Adverse Effect.

Section 3.14 Material Contracts. Except as set forth on Schedule 3.14 (collectively, the “Material Contracts”) and except for this Agreement and except for any Material Lease (as herein defined), as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i) contract for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000;

(ii) agreement or indenture relating to indebtedness for borrowed money;

(iii) lease or agreement under which the Company or any of its Subsidiaries is lessee of or holds or operates any property (other than real property), including Intellectual Property, owned by any other party, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(iv) lease or agreement under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property (other than real property), including Intellectual Property, owned or controlled by the Company or any of its Subsidiaries, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(v) agreement, contract or commitment limiting the ability of the Company or any of its Subsidiaries to engage, in any material respect, in any line of business or to compete, in any material respect, with, or solicit clients from, any Person;

(vi) any collective bargaining agreement, labor contract or other written agreement, arrangement with any labor union or any employee organization;

(vii) Contract under which the Company has made or is obligated to make, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, other than in the ordinary course of business;

(viii) contract or contracts that individually or in the aggregate contain any change of control (or equivalent) provisions for which Parent or the Surviving Corporation or any of its Subsidiaries would reasonably be expected to incur any obligation or liability of $100,000 or more upon the consummation of the transactions contemplated hereby; or

(ix) any agreement or group of related agreements with the same party or group of affiliated parties, whether written or oral, that provides for (x) performance by the Company extending more than one year from the date hereof, and (y) annual committed payments by the Company after the date of this Agreement in excess of $200,000 or aggregate committed payments by the Company after the date of this Agreement in excess of $500,000.

Except as set forth on Schedule 3.14, each Material Contract is valid and binding on the Company or the applicable Subsidiary of the Company and, to the Company’s Knowledge, on the other parties thereto and is in full force and effect. Except as set forth on Schedule 3.14, the Company or the applicable Subsidiary of the Company, and, to the Company’s Knowledge, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Material Contract. True, correct and complete copies of the Material Contracts have been made available for inspection by Parent prior to the date of this Agreement. There are no existing material defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become material defaults) of the Company or, to the Knowledge of the Company, any other party thereto, under any Material Contract. No party to any Material Contract has given the Company written notice of its intention to cancel, terminate, materially change the scope of its rights under or fail to renew any Material Contract.

Section 3.15 Insurance. The Company and its Subsidiaries maintain insurance policies (the “Insurance Policies”) against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses, except where the failure to maintain such Insurance Policy would not have a Material Adverse Effect. Each material Insurance Policy is in full force and effect, all premiums due thereon have been paid in full and none of the Company nor its Subsidiaries has received written notice from any insurer or agent of any intent to cancel any such insurance policy. Set forth on Schedule 3.15 is a complete and accurate list of all material Insurance Policies in effect as of the date hereof, copies of which have been provided to Parent prior to the date hereof. There is no material claim by the Company or its Subsidiaries pending under any of the Insurance Policies as to which coverage has been denied or disputed by the underwriters of such policies.

Section 3.16 Real and Personal Property.

(a) Owned Real Property. Neither the Company nor any of its Subsidiaries own, or has owned, any real property.

(b) Leased Real Property. Schedule 3.16(b) sets forth (whether as lessee or lessor) leases of real property (“Leased Real Property”) to which the Company or any of its Subsidiaries is a party or by which any such party is bound, in each case, as of the date hereof, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000 (each a “Material Lease”, and collectively the “Material Leases”). Except as set forth on Schedule 3.16(b), each Material Lease is valid and binding on the Company or its applicable Subsidiary and, to the Company’s Knowledge, on the other parties thereto and is in full force and effect. Except as set forth on Schedule 3.16(b), the Company (or its applicable Subsidiary) and, to the Company’s Knowledge, each of the other parties thereto has performed in all material respects all material obligations required to be performed by it under each Material Lease. There exists no material default or condition, or any state of facts or event that with the passage of time or giving of notice would constitute a material default, in the performance by the Company or its Subsidiaries of their respective obligations under any of the Material Leases or, to the Knowledge of the Company, as of the date hereof, by any other party to any of the Material Leases. None of the Company or its Subsidiaries has received any written notice from the landlord or lessor under any of the Material Leases claiming that the Company or any of its Subsidiaries is in breach of its obligations under the respective Material Leases, including due but unpaid rent or other charges. The Company has delivered to Parent a true and complete copy of each Material Lease.

(c) Personal Property. Schedule 3.16(c) sets forth a true and complete list, by category, of all material tangible personal property necessary for the conduct of the Company’s and its Subsidiaries businesses as currently conducted (the “Tangible Personal Property”). As of the date hereof, the Company and its Subsidiaries own or hold under valid leases all Tangible Personal Property, subject to no lien except for (i) liens identified on Schedule 3.16(c), (ii) liens for non-delinquent ad valorem taxes and non-delinquent statutory liens arising other than by reason of default, (iii) statutory liens of landlords, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due, (iv) liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security, (v) purchase money liens and (vi) minor irregularities of title which do not materially detract from the value or use of such property (“Permitted Liens”).

Section 3.17 Transaction With Affiliates. Except as set forth on Schedule 3.17, none of the stockholders of the Company, none of the directors or officers of the Company or any of its Subsidiaries, nor any of their respective Affiliates is involved in any business arrangement or relationship with the Company or any of its Subsidiaries other than employment arrangements entered into in the ordinary course of business, and none of the stockholders of the Company, none of the directors or officers of the Company or any of its Subsidiaries, nor any of their respective Affiliates owns any property or right, tangible or intangible, which is used by the Company or the Subsidiaries.

Section 3.18 Brokers. Except as set forth on Schedule 3.18, no broker, finder or investment banker is entitled to any broker’s, finder’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.

Section 3.19 No Additional Representations. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE ASSETS OF THE BUSINESS, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF

MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE BUSINESS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND THE PARENT SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.

Section 3.20 Preferred Stock Calculations. The calculation of the amounts of the Series 1 Preferred Stock Consideration, the Series 2 Preferred Stock Consideration, the Series 3 Preferred Stock Liquidation Preference, the Series 4 Preferred Stock Liquidation Preference, the Series 5 Preferred Stock Consideration and the Series 6 Preferred Stock Consideration provided to Parent by the Company on the Closing Date shall be true and correct in all material respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

Parent and Newco jointly and severally represent and warrant to the Company:

Section 4.1 Organization. Each of Parent and Newco is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not be reasonably expected to prevent or materially delay the consummation of transactions contemplated hereby.

Section 4.2 Authorization. Each of Parent and Newco has all necessary power and authority to execute and deliver this Agreement and the other Merger Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Merger Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each of Parent and Newco (including approval in writing by their respective boards of directors) and no other proceeding on the part of Parent and Newco is necessary to authorize this Agreement and the other Merger Documents to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and constitutes a valid, legal and binding agreement of Parent and Newco, enforceable against each of Parent and Newco in accordance with its terms, and the other Merger Documents to which it is a party, when executed and delivered by each of Parent and Newco, will constitute the valid and binding obligation of Parent and Newco, enforceable in accordance with its terms, in each case except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.3 Consents and Approvals; No Violations. Except for filings, consents and approvals as may be required under, and other applicable requirements of the HSR Act, no material filing with or material notice to, and no material permit, authorization, consent or approval of, or material order of, any Governmental Entity is necessary for the execution and delivery by each of Parent and Newco of this Agreement or the consummation by each of Parent and Newco of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by Parent or Newco nor the consummation by Parent or Newco of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar governing documents) of either Parent or Newco, (b) result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default, or give rise to any right of termination, cancellation or acceleration, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which either Parent or Newco is a party or by which Parent or Newco or any of its respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Newco or any of its Affiliates or any of their respective properties or assets, except, in the case of clauses (b) and (c) above, for violations which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.4 Litigation. Neither Parent nor Newco is a party to any litigation or threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 4.5 Financial Ability. Parent has funds available to consummate the transactions contemplated hereby, including the ability to make all payments due pursuant to Section 2.7.

Section 4.6 Surviving Corporation after the Merger. Assuming the representations and warranties of the Company contained in this Agreement are true in all material respects, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, the Surviving Corporation (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital with which to engage in its business, and (c) will not have incurred and does not immediately plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 4.7 Acknowledgement by Parent and Newco. Each of Parent and Newco acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries. In entering into this Agreement, Parent and Newco have relied solely upon their own investigation and analysis and the representations and warranties of the Company set forth in this Agreement, and each of Parent and Newco acknowledges that, other than as set forth in this Agreement, none of the Company, its Subsidiaries, or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to each of Parent and Newco and their respective agents or representatives prior to the execution of this Agreement. Nothing in this Section 4.7 shall constitute a waiver of any rights of Parent in the case of fraud by any Person.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1 Access and Information.

(a) Between the date hereof and the Closing Date, subject to Section 5.7, upon reasonable notice, and subject to restrictions contained in confidentiality agreements to which the Company or any of its Subsidiaries is subject and other privileged materials, the Company will provide to Parent and Newco and their respective authorized representatives during normal business hours reasonable access to all officers and to all books and records of the Company and its Subsidiaries, and will cause the officers of the Company and its Subsidiaries to furnish Parent and Newco with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent and Newco may from time to time reasonably request. All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement.

(b) For a period of seven years commencing on the Closing Date, the Surviving Corporation (or its successor) will retain all books, records and other documents pertaining to the business of the Surviving Corporation and its Subsidiaries in existence on the Closing Date and provide any Company Securityholders and their authorized representatives during normal business hours reasonable access (including the right to make photocopies) to all books and records of the Surviving Corporation and its Subsidiaries (or their successors) and other written information with respect to the Surviving Corporation and its Subsidiaries (or their successors) as any such Company Securityholders may from time to time reasonably request.

Section 5.2 Conduct of Business by the Company. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Company will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice, and the Company and its Subsidiaries shall use their commercially reasonable efforts to (i) preserve in all material respects their assets, (ii) keep available the services of current officers, key employees and consultants of the Company and each of its Subsidiaries, (iii) preserve, in all material respects, the Company’s business organization intact and maintain its existing relations and goodwill with customers, creditors, and lessors, and (iv) comply in all material respects with all applicable Laws; provided that it is expressly agreed that the Company and its Subsidiaries may, at any time and at their sole discretion, repay all or a portion of their outstanding indebtedness. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, during the period from the date hereof to the Closing Date, the Company will not, and will cause each of its Subsidiaries to not, without the prior written consent of Parent, which consent shall not be unreasonably conditioned, withheld or delayed:

(a) amend the Company Charter Documents;

(b) issue, sell or agree or commit to issue (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any other equity securities or equity equivalents;

(c) split, combine or reclassify any of its capital stock, redeem any equity securities of the Company, declare, set aside or pay any dividends or other distributions in respect of its capital stock (except for any dividend and/or other distribution from any Subsidiary of the Company to (x) any other Subsidiary of the Company or (y) the Company) or enter into any agreement with respect to voting of any of its capital stock or any securities convertible into or exchangeable for such shares;

(d) (i) incur or assume any indebtedness for borrowed money or issue any debt securities or warrants or other rights to acquire debt securities of the Company or any of its Subsidiaries except for indebtedness for borrowed money not exceeding $100,000 in the aggregate and except for any borrowings under any revolving credit facility currently in place, or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for obligations not exceeding $100,000 in the aggregate;

(e) except as may be required by Law or as contemplated by this Agreement, (i) enter into, adopt or amend or terminate any material bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, pension, retirement, deferred compensation, employment, severance, change in control or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its Subsidiaries in any material manner, (ii) increase the compensation or benefits of any director or officer of the Company or any of its Subsidiaries, (iii) except for normal salary increases and bonus payments in the ordinary course of business consistent with past practice, increase in any material manner the compensation or benefits of any employee of the Company or any of its Subsidiaries other than directors and officers of the Company, or (iv) pay any material benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units);

(f) sell, pledge, lease or dispose of or acquire any assets outside the ordinary course of business which have a value in the aggregate in excess of $100,000;

(g) except as may be required by Law or as contemplated by this Agreement, alter through merger, liquidation, reorganization, restructuring or in any other fashion the capital structure of the Company and its Subsidiaries;

(h) (i) effect any change in any of its methods of accounting, except as may be required by GAAP, (ii) change its fiscal year, (iii) make, change or revoke any material U.S. Tax election, or (iv) settle or compromise any Tax claim where the amount of cash to be paid to the relevant taxing authority upon such settlement or compromise of such claim exceeds $100,000 above any amount reserved for such claim in the latest Financial Statements;

(i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any ownership interest in any corporation, partnership, other business organization or any division thereof from any other Person;

(j) enter into any strategic licensing, joint venture, collaboration, alliance, copromotion or similar agreement that involves payments by the Company to third parties in excess of $100,000 individually or $250,000 in the aggregate for all such contracts;

(k) make any loans or capital contributions to, or investments in, any Person;

(l) make or agree to make any capital expenditures, in excess of $400,000 individually and $800,000 in the aggregate;

(m) terminate, cancel, renew, request or agree to any material amendment or material modification to, material change in, or material waiver under, any Material Contract, or enter into or materially amend any contract or other agreement that, if existing on the date hereof, would be a Material Contract; provided, however, that for purposes of this Section 5.2(m), the term “Material Contract” shall not include contracts described in Section 3.14(ix) with new or existing customers entered into in the ordinary course of business or any other contract entered into in connection with any capital expenditure otherwise permitted pursuant to Section 5.2(l);

(n) waive, release, assign, settle or compromise any claim the resolution of which (i) would be material to the Company and its Subsidiaries taken as a whole, (ii) would involve the payment by the Company of an amount in excess of $100,000 individually and $200,000 in the aggregate or (iii) would involve the imposition of injunctive relief against the Company that would materially limit or restrict the business of Parent and its Subsidiaries (including the Surviving Corporation) following the Effective Time; or

(o) authorize, resolve, commit or agree to do any of the foregoing.

Section 5.3 No Solicitation.

(a) The Company and its Subsidiaries and their respective officers, directors, employees, representatives, agents and Affiliates (including any investment banker, financial advisor, attorney or accountant retained by the Company or any of its Subsidiaries) shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal. The Company shall not, nor shall it permit any of its Subsidiaries to, and it shall use its reasonable best efforts to cause its officers, directors, employees, agents, Affiliates and any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries not to, directly or indirectly, after the date hereof (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding a Takeover Proposal; provided, however, that if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside counsel, that such action is reasonably necessary in order for the Board of Directors of the Company to comply with their fiduciary duties to the

Company’s stockholders under applicable Law, the Company may, in response to a Takeover Proposal received by the Company with respect to which the Company has complied with this Section 5.3(a), (x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement containing terms no less favorable to the Company than the Confidentiality Agreement and (y) participate in negotiations regarding such Takeover Proposal.

(b) The Company shall promptly notify Parent in writing of any Takeover Proposal (and in no event later than 48 hours following the Company’s, any of its Subsidiaries’ or any of their representative’s receipt of such Takeover Proposal), such notice to include the identity of the Person making such Takeover Proposal and a copy of such Takeover Proposal, including draft agreements or term sheets submitted in connection therewith (or, where no such copy is available, a reasonably detailed description of the material terms of such Takeover Proposal), including any modifications thereto. The Company shall keep Parent reasonably informed on a reasonably current basis of the status of any material developments with respect to such Takeover Proposal and shall provide Parent with copies of all written inquiries and correspondence with respect to such Takeover Proposal no later than 48 hours following the receipt thereof.

(c) Except as set forth in this Section 5.3, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause or permit the Company to enter into any Acquisition Agreement. Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside counsel, that such action is reasonably necessary in order for the Board of Directors of the Company to comply with its fiduciary duties to the Company’s stockholders under applicable Law, under circumstances not involving a breach of Section 5.3(a) in any material respect, the Board of Directors of the Company may (subject to the following sentences) withdraw or modify its approval or recommendation of the Merger and this Agreement, approve or recommend a Superior Proposal (each, a “Change of Recommendation”) or terminate this Agreement, but in each case only at a time that is after the third Business Day following Parent’s receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal, and only if (A) the Company, if requested by Parent, shall have negotiated in good faith with Parent during such three Business Day period to amend the terms of this Agreement so that the Superior Proposal would no longer constitute a Superior Proposal, and (B) thereafter, the Takeover Proposal remains a Superior Proposal.

Section 5.4 Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the general public shall be mutually agreed upon in advance by the Company and the Parent; provided that (i) no party hereto may make any public announcement prior to the Closing Date without the express written consent of all other parties hereto, and (ii) any party hereto may, after consultation with the other parties hereto, make any such announcement which it in good faith believes, based on advice of counsel, is necessary in connection with any requirement of Law, it being understood and agreed that any such disclosing party shall promptly provide the other parties hereto with copies of any such announcement. Notwithstanding anything herein to the contrary, following the Closing Date and the public announcement of the Merger in accordance with this Section 5.4, the Stockholder Representative shall be permitted to publicly announce that it has been engaged to serve as the Stockholder Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

Section 5.5 Employee Benefit Plans.

(a) Parent hereby agrees that it shall cause the Surviving Corporation and its Subsidiaries to, for a period of at least one (1) year following the Closing Date, provide to employees of the Company and its Subsidiaries compensation and employee benefit plans, programs and arrangements that are comparable to the compensation paid to such employees and the Employee Plans as in effect immediately prior to the Closing Date.

(b) Parent hereby agrees that, from and after the Closing Date, Parent shall cause the Surviving Corporation and its Subsidiaries to grant all employees of the Company and its Subsidiaries credit for any service with the Company or any of its Subsidiaries earned prior to the Closing Date (i) for eligibility, vesting and benefit accrual purposes and (ii) for purposes of vacation accrual under any employee benefit plan, program or arrangement established or maintained by the Company or any of its Subsidiaries on or after the Closing Date (the “New Plans”). In addition, Parent hereby agrees that it shall cause (i) the Surviving Corporation and its Subsidiaries to waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Plan as of the Closing Date, and (ii) any covered expenses incurred on or before the Closing Date by any employee (or covered dependent thereof) of the Company or any of its Subsidiaries to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan.

(c) Parent hereby agrees that it shall cause the Surviving Corporation and its Subsidiaries to be solely responsible for any obligations arising under COBRA with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9.

(d) For the avoidance of doubt, nothing contained in this Section 5.5 shall be construed to give any Person other than the Parties hereto, including, without limitation, any employees of the Company, any legal or equitable right, remedy or claim hereunder, including any right to further employment by the Company after Closing.

Section 5.6 Indemnification of Directors and Officers. Each of the certificate of incorporation and bylaws of the Surviving Corporation and each of its Subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Charter Documents as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, agents or employees of the Company or any of its Subsidiaries or who were otherwise entitled to indemnification pursuant to the Company Charter Documents. The Parent shall cause to be maintained in effect for six years after the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters occurring prior to the Effective Time; provided that the Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered). The foregoing notwithstanding, in no event will Parent be required to expend annually in excess of 300% of the annual premium currently paid by the Company for such coverage (and to the extent the annual premium would exceed 300% of the annual premium currently paid by the Company for such coverage, Parent shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 300% of such annual premium). Parent will indemnify each individual who served as a director or officer of the Company at any time prior to the Effective Date from and against all third party actions, suits, proceedings, hearings, investigations, claims, etc. including all court costs and reasonable attorney fees and expenses resulting from or arising out of, or caused by, this Agreement or any of the transactions contemplated hereby.

Section 5.7 Contact with Customers, Suppliers and Other Business Relations. Parent and Newco hereby agree that they are not authorized to and shall not (and shall not permit any of their respective employees, agents, representatives or Affiliates to) contact any employee (excluding executive officers), customer, supplier, distributor or any other material business relation of the Company or its Subsidiaries prior to the Closing without the prior consent of the Company.

Section 5.8 Newco. Parent will take all action necessary (a) to cause Newco to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Newco shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than cash paid to Newco for the issuance of its stock to Parent).

Section 5.9 Stockholder Materials. Upon receipt of the Company Securityholders Approval, the Company shall prepare or cause to be prepared a notice to all Company Securityholders pursuant to Section 228 of the DGCL (the “Stockholder Materials”), and shall cause such Stockholder Materials to be delivered to all Company Securityholders. Such Stockholder Materials, including the delivery of such Stockholder Materials to Company Securityholders, shall comply in all material respects with the provisions of applicable Law.

Section 5.10 Tax Covenants.

(a) Tax Indemnification. Except to the extent included as a liability in determining the Closing Working Capital, the Company Securityholders shall be liable for and covenant to pay, and pursuant to Article VIII shall reimburse each Parent Indemnitee from the Escrow Account, the amount of any and all Losses incurred by such Parent Indemnitee (except to the extent that Taxes which are being claimed as Losses were paid prior to the Closing Date) as a result of: (i) all Taxes of the Company and each Subsidiary for any Pre-Closing Tax Period (net of any Tax refunds); (ii) all Taxes that the Company or any Subsidiary is liable for (including under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws) solely as a result of being a member of (or leaving) an affiliated, consolidated, combined, or unitary Tax group on or before the Closing Date; (iii) all Taxes of any other Person that the Company or any of the Subsidiaries is liable for as a result of transferee liability, successor liability, or a contractual obligation, in each case, that is attributable to any Pre-Closing Tax Period; (iv) all Taxes resulting from a breach of a representation or warranty contained in Section 3.9 or a covenant contained in this Section 5.10; and (v) any Transfer Taxes for which the Company Securityholders are responsible pursuant to Section 5.10(i); provided, however, that the Company Securityholders shall not be liable for and shall have no responsibility to indemnify any Parent Indemnitee for any amount under this Section 5.10(a) with respect to any Taxes of the Company or Subsidiary for any Pre-Closing Tax Period to the extent such Taxes arose as a result of an action, election, activity or failure of Parent, Newco, the Surviving Corporation, any Subsidiary, or an Affiliate of the foregoing that is outside the ordinary course of business and not contemplated by this Agreement on the Closing Date or in a Post-Closing Tax Period (including the portion of a Straddle Period beginning after the Closing Date as determined under Section 5.10(b)(ii)).

(b) For purposes of determining the Taxes, the form of interest or penalties or Taxes for any Straddle Period for which the Company Securityholders or Parent are liable under Section 5.10(a), the Company Securityholders, the Surviving Corporation, and Parent agree as follows:

(i) Taxes in the form of interest, penalties, additions to tax or other additional amounts that relate to Taxes for any Pre-Closing Tax Period shall be treated as occurring in such Pre-Closing Tax Period, whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date;

(ii) Taxes for a Straddle Period shall be apportioned to a Pre-Closing Tax Period and a Post-Closing Tax Period using the following conventions: (A) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount apportioned to a Pre-Closing Tax Period shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and the balance of such Taxes shall be apportioned to the Post-Closing Tax Period; and (B) in the case of all other Taxes (including income Taxes, employment Taxes, and sales and use Taxes) the amount apportioned to the Pre-Closing Tax Period shall be determined as if the Company or the applicable Subsidiary had filed a separate Tax Return (on a consolidated or unitary basis, or as separate taxpayers, as applicable) with respect to such Taxes for the portion of the Straddle Period ending on the end of the day on the Closing Date using a “closing of the books methodology,” and the balance of such Taxes shall be apportioned to the Post-Closing Tax Period. For purposes of clause (B), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be apportioned to the Pre-Closing Tax Period based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period and the balance of such items shall be apportioned to the Post-Closing Tax Period; provided, however, that a deduction for seventy percent (70%) of any success-based fee in accordance with Revenue Procedure 2011-29 and a deduction for any deductible Seller Expenses, to the extent that such amounts are paid or accrued by the Company during a Pre-Closing Tax Period, as well as deductions for any other amounts that have been paid or accrued by the Company during a Pre-Closing Tax Period shall be apportioned to or treated as deductions of a Pre-Closing Tax Period.

(c) Tax Returns.

(i) Parent shall cause the Company and each Subsidiary to prepare and timely file all Tax Returns of the Company and each Subsidiary that are due (after taking into account all appropriate extensions) after the Closing Date. To the extent that a Tax Return relates to a Pre-Closing Tax Period or a Straddle Period, such Tax Return shall be prepared on a basis consistent with past practices, procedures and accounting methods unless otherwise required by applicable Law, in which case Parent and the Stockholder Representative shall mutually agree on a procedure, practice, accounting method or other contemplated treatment with sufficient legal support to avoid the imposition of Taxes in the form of penalties (and neither Parent nor the Company Securityholders may unreasonably delay, withhold or condition its agreement). When allowable under applicable Law, the taxable year of the Company shall close on the Closing Date, and the Parent shall cause the Company to make any available elections to effect such result. The Company’s U.S. federal income Tax Return for the Pre-Closing Tax Period ending on the Closing Date (or the Straddle Period) will claim a current deduction for seventy percent (70%) of any success-based fee in accordance with Revenue Procedure 2011-29, and a current deduction for any deductible Seller Expenses, to the extent that such amounts are paid or accrued by the Company during such Pre-Closing Tax Period as well as deductions available for any other amounts that have been paid or accrued by the Company during a Pre-Closing Tax Period.

(ii) No later than thirty (30) days (except with respect to sales Tax returns of the Canadian Subsidiary for which the period shall be no later than fifteen (15) days) prior to the due date (after applicable extensions) of any income Tax Return for a Pre-Closing Tax Period or Straddle Period, or any other Tax Return that shows a Tax the Company Securityholders are required to pay or are liable for (any such Tax Return, a “Seller Tax Return”) Parent shall deliver to the Stockholder Representative a draft of such Tax Return for review by the Stockholder Representative. If the Stockholder Representative disputes the manner in which any Seller Tax Return is prepared or any Taxes relating thereto are or should be determined or calculated, the Stockholder Representative shall provide written notice of such objection or dispute to Parent within ten (10) days following receipt of such Seller Tax Return (except with respect to sales Tax returns of the Canadian Subsidiary for which the period shall be five (5) days). If any such notice is provided, the Stockholder Representative and Parent shall negotiate in good faith to resolve any such dispute or objection. If, after ten (10) days from the date on which written notice was provided (except with respect to sales Tax returns of the Canadian Subsidiary for which the period shall be five (5) days), any dispute or objection raised therein remains unresolved, the unresolved dispute shall be submitted to an independent accounting firm selected by Parent and the Stockholder Representative (the “Accounting Firm”) for resolution and the decision of the Accounting Firm shall be final, conclusive and binding on the parties hereto. All costs and expenses of the Accounting Firm and of amendment of a Seller Tax Return, if required, shall be borne by the non-prevailing party (or shall be shared equally if both parties prevail on material issues).

(iii) Unless required by Law, or a determination of a Governmental Entity that is final, Parent shall not, and shall not allow the Company or any Subsidiary, to file any Tax Return, amended Tax Return or claim a refund for Taxes, in each case, if such Tax Return or claim for refund relates to a Pre-Closing Tax Period, without the prior written permission of the Stockholder Representative.

(iv) The parties agree that the Company shall cause the Canadian Subsidiary to prepare an election under subsection 256(9) of the Canadian Tax Act such that for purposes of the Canadian Tax Act the Closing Time shall be elected to be 12:00 a.m. on the Closing Date. Such election such be filed within the prescribed time period and on the prescribed form.

(d) Tax Contests. Parent, the Company and any Subsidiary shall have the exclusive authority to control any examination, investigation, audit, or other proceeding in respect of any Tax Return or Taxes of the Company or any Subsidiary (a “Tax Contest”), provided that (i) Parent, the Stockholder Representative, the Company and any relevant Subsidiary, in each case individually bearing the costs and expenses such entity has incurred, shall jointly control any such Tax Contest to the extent it relates to Taxes or Tax Returns of the Company or any Subsidiary for a Pre-Closing Tax Period, and (ii) Parent, the Company and any Subsidiary shall not settle or otherwise resolve any Tax Contest it controls (either alone or jointly) or issues raised in such Tax Contest if such settlement or resolution results in, or reasonably could be expected to result in, an increase in, or assessment of, Taxes for which the Company Securityholders are liable under this Agreement without the prior written consent of the Stockholder Representative (which will not be unreasonably withheld, delayed or conditioned) and the Stockholder Representative shall not settle or otherwise resolve any Tax Contest it controls (either alone or jointly) or any issue raised in such Tax Contest without the prior written consent of Parent (which shall not be unreasonably withheld, delayed, or conditioned).

(e) Notice. Parent shall promptly notify the Stockholder Representative following receipt by Parent of any written notice of a Tax Contest relating to a Pre-Closing Tax Period. No failure or delay of Parent, the Company, or any Subsidiary in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Company Securityholders pursuant to this Agreement except to the extent that such failure or delay shall adversely affect or prejudice the ability of the Stockholder Representative to contest any claim relating, directly or indirectly, to a Tax Contest relating to such notice.

(f) Cooperation. Parent, the Surviving Corporation and the Stockholder Representative shall (and shall cause their respective Affiliates to) (i) assist in the preparation and timely filing of any Tax Return of the Company or any Subsidiary for any Pre-Closing Tax Period or Straddle Period; (ii) assist in any audit or other proceedings with respect to Taxes or Tax Returns of the Company or any Subsidiary (whether or not a Tax Contest) for any Pre-Closing Tax Period or Straddle Period; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company or any Subsidiary for any Pre-Closing

Tax Period or Straddle Period; (iv) provide any information required to allow Parent, the Surviving Corporation, any Subsidiary or the Stockholder Representative to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws; and (v) provide certificates or forms, and timely execute any Tax Returns, that are necessary or appropriate to establish an exemption from (or reduction in) any Transfer Tax.

(g) Tax Benefit. If the Company Securityholders make any indemnity payment under Section 5.10(a) or Section 8.2(a), and the payment or event giving rise to such payment actually results in a U.S. federal, state, local or foreign Tax benefit to Parent, the Company, any Subsidiary or their Affiliates in the year of the Loss or thereafter, then (i) any indemnity amount to be paid under Section 5.10(a) or Section 8.2(a) with respect to such Loss shall be reduced by such Tax benefit actually realized prior to the indemnity payment, and (ii) to the extent such Tax benefit is actually realized after the Company Securityholders pay the Parent Group member such indemnity payment under Section 5.10(a) or Section 8.2(a), Parent shall deposit into the Escrow Account (or, if the Escrow Account is no longer in existence, pay to the Paying Agent or as otherwise directed by the Stockholder Representative) the amount of such Tax benefit within ten (10) days of filing the Tax Return realizing the benefit (or if the Tax benefit is in the form of increased Tax refund, ten (10) days of receiving the refund).

(h) Tax Refunds.

(i) At the Stockholder Representative’s request, the Company and any Subsidiary shall apply, at the sole cost and expense of the Company Securityholders, for any Tax refund available for the Pre-Closing Tax Period ending on the Closing Date that is payable to the Company Securityholders under this Agreement or otherwise. Except as provided in Section 5.10(h)(ii), the Company Securityholders shall be entitled to receive any such Tax refund, or any other Tax refund that the Company and any Subsidiary may receive that is not the result of a request by the Stockholder Representative pursuant to the immediately preceding sentence, for a Pre-Closing Tax Period if and when any such Tax refund is received by the Company or any Subsidiary (provided that such Tax refund shall be offset against any then existing Tax liability of the Company or any Subsidiary for a Pre-Closing Tax Period), and the Company or such Subsidiary shall promptly deposit into the Escrow Account (or, if the Escrow Account is no longer in existence, pay to the Paying Agent or as otherwise directed by the Stockholder Representative), net of any out-of-pocket costs and Taxes incurred by Parent, the Company, any Subsidiary or any other members of the Parent Group, the net amount of such Tax refund (after offset against any then existing Tax liability of the Company or any Subsidiary for a Pre-Closing Tax Period).

(ii) To the extent a Tax refund that gave rise to a payment hereunder is subsequently disallowed, or otherwise reduced or lost, the Parent shall be entitled to reimbursement from the Escrow Account for the amount of Taxes that Parent, Newco the Company, or any Subsidiary incurs as a result of such disallowance, reduction, or loss (and any related Losses).

(i) Transfer Taxes. All Transfer Taxes (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid one-half by the Company Securityholders pursuant to Article VIII and one-half by Parent when due, and the Company Securityholders and Parent will share equally in the expenses incurred in connection with filing all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges. Parent shall file such Tax Returns and, if required by applicable Law, the Stockholder Representative will join in the execution of any such Tax Returns and other documentation.

(j) Payment. If the Company Securityholders are obligated to pay, or indemnify for, any Tax of the Company or any Subsidiary under this Section 5.10, the Stockholder Representative and Parent shall cause to be paid the amount of such Tax out of the Escrow Account to Parent (or its designee) no later than three (3) Business Days prior to the date such Tax is due to the applicable Governmental Entity.

(k) Conventions for Filing Tax Returns; Treatment of Indemnification Payments. For purposes of preparing Tax Returns, the Stockholder Representative, Parent and the Surviving Corporation agree that (i) to the extent permissible under applicable Laws, the parties shall elect to have each Tax period of the Company and any Subsidiary end on the Closing Date, and (ii) unless otherwise required under applicable Law, all indemnification payments under this Agreement shall be reported as adjustments to the Merger Consideration for all relevant Tax purposes.

Section 5.11 Further Action; Commercially Reasonable Efforts; Governmental Authorizations.

(a) Each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using its commercially reasonable efforts to obtain all Governmental Authorizations and other consents or approvals of parties to contracts with the Company, its Subsidiaries or Parent as are necessary for the transactions contemplated herein. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use commercially reasonable efforts to take all such action.

(b) From the date of this Agreement until the Effective Time, each of the parties shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with this Agreement or any of the transactions contemplated hereby, including the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent to own or operate all or any portion of the business or assets of the Company.

(c) In connection with the transactions contemplated by this Agreement, the parties shall comply promptly with the notification and reporting requirements of the HSR Act and the requirements of any other similar applicable competition, antitrust or similar Laws of any other Governmental Entity and use all commercially reasonable efforts to obtain approval pursuant to the HSR Act and such other similar applicable competition, antitrust or similar Laws of any other Governmental Entity, including by promptly complying with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any competition or antitrust authority.

(d) Notwithstanding but without limiting the foregoing provisions of this Section 5.11, as promptly as reasonably practicable (but in any event within ten (10) calendar days) following the date of this Agreement, Parent, Newco and the Company will, and will cause each of their respective Affiliates to, make all filings required by Law to be made by them to consummate the transactions contemplated hereby (including all filings under the HSR Act and similar applicable competition, antitrust or similar Laws in any relevant foreign country or jurisdiction and all filings, notices and applications).

(e) Subject to applicable Laws relating to the exchange of information, Parent and the Company shall provide the other party and its advisors or, if required or advisable under applicable Laws relating to the exchange of information, only to such other party’s outside counsel on an “attorneys-eyes only” basis, with a reasonable opportunity to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

(f) The Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including furnishing the other as promptly as reasonably practicable with copies of notice or other communications received by Parent or the Company, as the case may be, or any of their respective Affiliates, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent shall, if practicable, and, to the extent permitted by such Governmental Entity, give the other party prior written notice of any meeting of any of its officers, employees or any other representatives or agents with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger and the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Mutual Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a) No Injunction. At the Effective Time there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or Governmental Entity of competent jurisdiction to the effect that the Merger may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any

Governmental Entity or other Person for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

(b) Filings and Consents. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, all material consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Entity (other than as required with respect to any contract), including approval under the HSR Act, which are required in connection with the execution and delivery of this Agreement and the other Merger Documents and the consummation of the transactions contemplated hereby and thereby, subject to Company Securityholder Approval, shall have been obtained or made and shall be in full force and effect.

(c) HSR Waiting Period. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

(d) Securityholder Approval. Company Securityholder Approval of the transactions contemplated by this Agreement shall have been obtained.

Section 6.2 Conditions to the Obligations of Parent and Newco. The obligations of Parent and Newco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent and Newco to the extent permitted by applicable law:

(a) Representations, Warranties and Covenants. All representations and warranties made by the Company in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), in each case without giving effect to any exception or qualification contained therein relating to materiality or a Material Adverse Effect, except to the extent the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect, and the Company shall have duly performed or complied with, in all material respects, all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to or at Closing.

(b) Closing Deliveries. Prior to or at the Closing, the Company shall have delivered the following closing documents in form and substance reasonably acceptable to Parent:

(i) a certificate of a duly authorized officer of the Company, dated the Closing Date, to the effect that the conditions specified in Section 6.2(a) have been satisfied;

(ii) a certified copy of the resolutions of the Company’s Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;

(iii) written consents, duly executed and delivered by the Requisite Stockholders under Section 228 of the DGCL, evidencing the Company Securityholder Approval; and

(iv) a certificate of the Company, issued pursuant to and in compliance with (including the making of any required filings with the IRS) Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that as of the Closing Date an interest in the Company is not a U.S. real property interest within the meaning of Section 897 of the Code.

Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

(a) Representations, Warranties and Covenants. All representations and warranties made by Parent and Newco in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), in each case without giving effect to any exception or qualification contained therein relating to materiality, except to the extent the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, would not have a material adverse effect on the ability of Parent or Newco to perform its obligations hereunder, and Parent and Newco shall have duly performed or complied with, in all material respects, all of the covenants and obligations to be performed or complied with by each of them under the terms of this Agreement on or prior to or at the Closing.

(b) Closing Deliveries. Prior to or at the Closing, Parent and Newco shall have delivered to the Company the following closing documents in form and substance reasonably acceptable to the Company:

(i) a certificate of a duly authorized officer of Parent and Newco, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with this Agreement and (2) the condition specified in Section 6.3(a) has been satisfied; and

(ii) certified copies of the resolutions of the board of directors of each of Parent and Newco authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and thereby.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time, notwithstanding the approval thereof by the stockholders of the Company at any time prior to Closing:

(a) by mutual consent of the Company, Parent and Newco;

(b) by either the Company or Parent and Newco, if the Merger shall not have been consummated on or before October 31, 2012 (the “Termination Date”), unless extended by written agreement of the parties hereto; provided, however, that the right to terminate this Agreement and abandon the Merger under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

(c) by either Parent or Newco, in the event that the conditions to its obligations set forth in Article VI hereof have not been satisfied or waived at or prior to the Termination Date;

(d) by the Company, in the event that the conditions to its obligations set forth in Article VI hereof have not been satisfied or waived at or prior to the Termination Date;

(e) by the Company, subject to the provisions of Section 5.3, in the event that the Board of Directors of the Company receives a Superior Proposal; provided that (i) the Company shall have given Parent prior written notice of the material terms of the Superior Proposal and the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e), (ii) if requested by Parent, the Company has negotiated in good faith with Parent during a period of three Business Days since the delivery of such notice to amend the terms of this Agreement, and (iii) if Parent delivers a written, binding and irrevocable offer capable of being accepted by the Company to alter the terms of the Agreement during such three Business Day period, the Board of Directors of the Company shall have concluded in good faith after consultation with the Company’s legal and financial advisors that the failure of the Board of Directors of the Company to change, qualify, withhold or withdraw its recommendation that the Company accept the Superior Proposal would still be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law. If, within the three Business Day period following delivery of such notice, Parent makes an offer that the Board of Directors of the Company determines in good faith after consultation with the Company’s legal and financial advisors is more favorable to the stockholders of the Company than such Superior Proposal and agrees in writing to all adjustments in the terms and conditions of this Agreement as are necessary to reflect such offer, then the notice of intent to terminate pursuant to this Section 7.1(e) shall be deemed rescinded and of no further force and effect;

(f) by Parent, if the Board of Directors of the Company or any committee thereof shall have effected a Change of Recommendation;

(g) by either Parent or Newco or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

(h) by Parent, if (i) the Requisite Stockholders have not executed and delivered to the Company written consents under Section 228 of DGCL evidencing the Company Securityholder Approval by 9:00 p.m., Tampa, Florida time, on the next calendar day after the date hereof, or (ii) the Company has not delivered to Parent written confirmation thereof by such time on such date.

Section 7.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Article VII hereof, all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in this Section 7.2 and the last sentence of Section 5.1(a), which shall survive the termination of this Agreement; provided, however, that termination shall not preclude either party from suing the other party for any breach of this Agreement.

(b) If this Agreement is terminated by (i) the Company pursuant to Section 7.1(e), or (ii) Parent pursuant to Section 7.1(c) (and the failure of the Company’s obligations set forth in Article VI to have been satisfied prior to the Termination Date is a result of the Company’s breach of, or failure to perform, its representations, warranties, covenants or other agreements set forth in this Agreement), or (iii) Parent pursuant to Section 7.1(f), or (iv) Parent pursuant to Section 7.1(h) then, as Parent’s and Newco’s sole and exclusive remedy, the Company shall reimburse Parent for all reasonable and documented out-of-pocket fees and expenses actually incurred on or prior to the termination of this Agreement by Parent or Newco or on their behalf in connection with or related to this Agreement or the transactions contemplated herein.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 8.1 Survival of Representations. The representations and warranties of the Company, Parent and Newco contained in this Agreement (whether or not contained in Articles III and IV) or in any certificate delivered pursuant to Article VI shall survive the Closing for a period of one year after the Closing Date.

Section 8.2 General Indemnification.

(a) For a period of one year after the Closing, if Parent, Newco and/or its officers, directors, employees, Affiliates and/or agents (each a “Parent Indemnitee” and together the “Parent Indemnitees”) suffer any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) (“Loss”) as a result of, in connection with, or arising out of (i) the breach of any representation or warranty made by the Company contained (A) in Article III of this Agreement or (B) in any certificate delivered to Parent and Newco pursuant to Section 6.2, (ii) any breach by the Company of any of its covenants or agreements contained herein which are to be performed by the Company on or before the Closing Date, (iii) a breach of any covenant contained in Section 5.10 and (iv) the exercise by any holder of Preferred Stock or Common Stock of their appraisal rights, if any, under Section 262 of the DGCL (it being understood that any Loss in connection with this Section 8.2(a)(iv) shall be net of the Preferred Stock Consideration or the Common Stock Consideration that such holder would have been entitled to receive as a result of the Merger hereunder), then, subject to the other provisions of this Article VIII, such Parent Indemnitee(s) shall be entitled to be reimbursed the amount of such Loss from the Escrow Account.

(b) For a period of one year after the Closing, each of Parent and the Surviving Corporation, jointly and severally, agrees to indemnify, defend and hold harmless each of the Company Securityholders as of the date of this Agreement and their respective officers, directors, employees, Affiliates and/or agents (each a “Stockholder Indemnitee” and together the “Stockholder Indemnitees”) harmless from any Loss suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) the breach of any representation or warranty made by Parent or Newco contained (A) in Article IV of this Agreement to be true and correct as of the date of this Agreement or (B) in any certificate delivered to the Company pursuant to Section 6.3, (ii) any breach by Parent or Newco of any of its covenants or agreements contained herein, and (iii) any breach by the Surviving Corporation (including by way of being the successor of Newco and the Company) of any of its covenants or agreements contained herein which are to be performed by the Surviving Corporation after the Closing Date. The foregoing notwithstanding, in no event shall the Parent or the Surviving Corporation be liable hereunder for an amount in excess of $12,000,000.

(c) The obligations to indemnify and hold harmless pursuant to clause (i) of Section 8.2(a) and pursuant to clause (i) of Section 8.2(b) shall survive the consummation of the transactions contemplated hereby for the period set forth in Section 8.1, except for claims for indemnification pursuant to such clauses asserted prior to the end of such period which claims shall survive until final resolution thereof.

(d) As used herein, the term “Indemnification Claim” means a claim for indemnification by Parent or any other Parent Indemnitee or any Stockholder Indemnitee, as the case may be, for any Loss under this Article VIII (such Person making an Indemnification Claim, an “Indemnitee”). An Indemnitee may give notice of an Indemnification Claim under this Agreement, whether for its own Loss or for Losses incurred by any other Parent Indemnitee or Stockholder Indemnitee, as applicable, pursuant to written notice of such Indemnification Claim executed by an officer of Parent or the Stockholder Representative, as applicable (a “Notice of Claim”), and delivered to the Stockholder Representative or Parent, as applicable (such receiving party, the “Indemnitor”), promptly after such Indemnitee becomes aware of the existence of any potential claim by such Indemnitee for indemnification under this Article VIII, but in any event before the Escrow Release Date, arising out of or resulting from:

(i) any item indemnified pursuant to the terms of Sections 8.2(a) or 8.2(b); or

(ii) the assertion in writing, against any Indemnitee of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against any Indemnitee (in each such case, a “Third-Party Claim”) that results from any item indemnified pursuant to the terms of Sections 8.2(a) or 8.2(b).

(e) So long as such Notice of Claim is given on or prior to the Escrow Release Date, no delay on the part of an Indemnitee in giving the Indemnitor a Notice of Claim shall limit or reduce the Indemnitee’s right to indemnity hereunder, nor relieve the Indemnitor from any of its obligations under this Article VIII, unless (and then only to the extent that) the Indemnitor is (or the Company Securityholders are, in the case of a Notice of Claim on behalf of an Parent Indemnitee) prejudiced thereby.

Section 8.3 Third Party Claims.

(a) If a claim, action, suit or proceeding by a third party (a “Third Party Claim”) is made against any person or entity entitled to indemnification pursuant to Section 8.2 hereof (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party shall promptly notify the party obligated to indemnify such Indemnified Party (or, in the case of a Parent Indemnitee seeking indemnification, such Parent Indemnitee shall promptly notify Stockholder Representative) (such notified party, the “Responsible Party”) of such claims; provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually and materially prejudiced thereby. The Responsible Party shall have 30 days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that (i) the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party and (ii) the fees and expenses of such counsel shall be borne by such Indemnified Party. Notwithstanding the foregoing, the Responsible Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee if and only to the extent that representation of the Responsible Party and the Indemnitee by the same counsel would, in the reasonable opinion of such counsel, constitute a conflict of interest under applicable standards of professional conduct. So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Responsible Party or from the Escrow Account, as the case may be, for such claim unless the Responsible Party shall have consented to such payment or settlement. If the Responsible Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Responsible Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

(b) All of the parties shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

Section 8.4 Limitations on Indemnification Obligations. The rights of the Parent Indemnitees to indemnification pursuant to the provisions of Section 8.2(a) other than with respect to fraud or intentional misrepresentation are subject to the following limitations:

(a) the amount of any and all Losses will be determined net of (i) any amounts recovered or reasonably expected to be recovered by the Parent Indemnitees under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses and (ii) any Tax benefits realized with respect to such Losses in accordance with the principles of Section 5.10(g);

(b) in valuing a Loss, no adjustment shall be made as a result of any multiple, increase factor, or any other premium over fair market value, book or historical value which may have been paid by Parent and/or Newco in connection with the valuation of the Company Securities for purposes of the Merger whether or not such multiple, increase factor or other premium had been used by Parent and/or Newco at the time of, or in connection with, calculating or preparing their bid or in calculating the Enterprise Value or the final Purchase Price;

(c) in no event shall Loss include any consequential, indirect, lost profits, punitive and exemplary damages (other than to the extent consequential, indirect, punitive or exemplary damages are paid in a Third Party Claim);

(d) the Parent Indemnitees will not be entitled to recover Losses pursuant to Section 8.2(a) until the total amount which the Parent Indemnitees would recover under clause (i) of Section 8.2(a) (as limited by the provisions of Sections 8.4(a) and 8.4(e)), but for this Section 8.4(d), exceeds One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00) (the “Deductible”) and then only for the excess over the Deductible; provided, however, that, notwithstanding anything herein to the contrary, the foregoing limitation in this Section 8.4(d) shall not apply in respect of Losses arising out of Section 8.2(a)(iv) or any breach by the Company of Sections 3.2 or 5.10(a);

(e) Parent Indemnitees shall not be entitled to indemnification pursuant to Section 8.2 if (i) Parent could have mitigated or prevented such Loss (including seeking indemnification or other redress pursuant to the terms of any contract to which the Company is a party and by which the Company has the right to seek indemnification from any third party), or (ii) such Loss is due to Parent or the Surviving Corporation filing a Tax return, or taking a position for Tax purposes, that is inconsistent with a position taken on a Tax return that was filed on or before the Closing Date; and

(f) at any time the Parent Indemnitees (x) will be entitled to recover no more than the amount of cash then in the Escrow Account and (y) pursuant to this Agreement, will not be entitled to recover Losses from any source other than the Escrow Account.

Notwithstanding anything contained herein to the contrary, after the Closing, on the date that the amount of cash in the Escrow Account is reduced to zero, the Parent Indemnitees shall have no further rights to indemnification under this Article VIII, other than for claims of fraud or intentional misrepresentation.

Section 8.5 Exclusive Remedy. Notwithstanding anything else contained in this Agreement to the contrary, other than in the case of common law fraud relating to entry into this Agreement or intentional misrepresentation, after the Closing (i) indemnification pursuant to the provisions of this Article VIII shall be the exclusive remedy for the parties hereto for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate delivered pursuant hereto or otherwise in connection with this Agreement or the transactions contemplated hereby, and (ii) making a claim for a proper distribution from the Escrow Account shall be the sole and exclusive remedy available to the Parent Indemnitees for any Loss, Losses or other amounts (including any relating to environmental, health or safety matters or Tax matters) arising under the indemnification obligations set forth herein, or otherwise in respect of the transactions contemplated hereby.

Section 8.6 Stockholder Representative. The parties hereto acknowledge and agree that the Stockholder Representative is a party to this Agreement solely in its role of representative of the Company Securityholders according to the terms of Article IX hereof. Accordingly, the parties hereto acknowledge and agree that the Stockholder Representative shall have no liability to, and shall not be liable for any Losses of, to any party hereto or to any Parent Indemnitee in connection with any obligations of the Stockholder Representative under this Agreement or the Escrow Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such Losses shall be proven to be the direct result of willful misconduct by the Stockholder Representative in connection with the performance of its obligations hereunder or under the Escrow Agreement.

ARTICLE IX

REPRESENTATIVE OF THE STOCKHOLDERS OF THE COMPANY

Section 9.1 Authorization of Stockholder Representative.

(a) The Stockholder Representative is authorized and empowered to act as a representative for the benefit of the each Company Securityholder as the exclusive agent and attorney-in-fact with the power and authority to act on behalf of each holder of Company Equity Securities in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement, which shall include the power and authority:

(i) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Stockholder Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Stockholder Representative, in its sole discretion, determines to be desirable;

(ii) to execute and deliver such waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Stockholder Representative, in its sole discretion, may deem necessary or desirable;

(iii) as Stockholder Representative, to enforce and protect the rights and interests of the Company Securityholders (including, if applicable, the Stockholder Representative, in its capacity as a stockholder in the Company) and to enforce and protect the rights and interests of the Stockholder Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including in connection with any and all claims for indemnification brought under Article VIII hereof), and to take any and all actions which the Stockholder Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of the Company Securityholders, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, Newco and/or the Surviving Corporation, defending any Third Party Claims or Claims by the Parent Indemnitees, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, the Surviving Corporation and their respective representatives regarding such Claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Corporation or any other Person against the Stockholder Representative and/or any of the Company Securityholders, the Escrow Funds, and receive process on behalf of any or all Company Securityholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Stockholder Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Stockholder Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Stockholder Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(iv) to refrain from enforcing any right of the Company Securityholders or any of them and/or the Stockholder Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Stockholder Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Stockholder Representative or by the Company Securityholders unless such waiver is in writing signed by the waiving party or by the Stockholder Representative; and

(v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

All of the aforementioned actions shall be deemed to be facts ascertainable outside the Merger Agreement and shall be binding on the Company Securityholders as a matter of contract law.

(b) The Stockholder Representative shall be entitled to the payment of all its expenses incurred as the Stockholder Representative. In connection with the foregoing, at the Closing, the Surviving Corporation shall transfer $300,000 (the “Expense Funds”) to the Stockholder Representative, to be used by Stockholder Representative to pay expenses incurred by Stockholder Representative in its capacity as Stockholder Representative. The Company Securityholders will not receive interest or other earnings on the Expense Funds and the Company Securityholders irrevocably transfer and assign to the Stockholder Representative any ownership right that they may have in any interest that may accrue on funds held in the Expense Fund. The Company Securityholders acknowledge that the Stockholder Representative is not providing any investment supervision, recommendations or advice. The Stockholder Representative shall have no responsibility or liability for any loss of principal of the Expense Funds other than as a result of its willful misconduct. For tax purposes, the Expense Funds shall be treated as having been received and voluntarily set aside by the Company Securityholders at the time of Closing. Once the Stockholder Representative determines, in its sole discretion, that the Stockholder Representative will not incur any additional expenses in its capacity as the Stockholder Representative, then the Stockholder Representative will appropriately distribute the remaining unused Expense Funds, if any, to the Company Securityholders (either directly or through a third party paying agent), except in the case of payments to employees or former employees of the Company for which employment tax withholding is required, which such amounts shall be delivered to Parent or the Surviving Corporation and paid through Parent’s or Surviving Corporation’s payroll processing service or system. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholder Representative hereunder (i) the Stockholder Representative shall incur no responsibility whatsoever to any Company Securityholders by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Stockholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholder Representative pursuant to such advice shall in no event subject the Stockholder Representative to liability to any Company Securityholders. Each Company Securityholder shall indemnify, pro rata based upon such holder’s share (excluding all Dissenting Shares) of the number of shares of Common Stock outstanding as of immediately prior to the Closing (on a fully-diluted, as-converted basis excluding all Dissenting Shares but including all Options), the Stockholder Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever) (“Representative Losses”), arising out of or in connection with any actions taken or omitted to be taken by the Stockholder Representative pursuant to the terms of this Agreement or the Escrow Agreement (including any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Stockholder Representative hereunder, or under the Escrow Agreement or otherwise), in each case as such Representative Loss is incurred or suffered. In the event of any action or proceeding which finally adjudicates that any Representative Loss was primarily caused by the willful misconduct or the Stockholder Representative, the Stockholder Representative will reimburse the Company Securityholders the amount of such indemnified Representative Loss attributable to such willful misconduct. In the event of any indemnification hereunder, upon written notice from the Stockholder Representative to the Company Securityholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Company Securityholder shall promptly deliver to the Stockholder Representative full payment of his or her ratable share of the amount of such deficiency based upon such holder’s share (excluding all Dissenting Shares) of the number of shares of Common Stock outstanding as of immediately prior to the Closing (on a fully-diluted, as-converted basis excluding all Dissenting Shares but including all Options). If not paid directly to the Stockholder Representative by the Company Securityholders, any such Representative Loss may be recovered by the Stockholder Representative from (i) the funds in the Expense Funds and (ii) the amounts in the Escrow Account otherwise distributable to the Company Securityholders pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Stockholder Representative to the Escrow Agent; provided that while this section allows the Stockholder Representative to be paid from the Expense Funds and the Escrow Funds, this does not relieve the Company Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise.

(c) Each Company Securityholder acknowledges and agrees that each of (i) Stolberg, Meehan & Scano II, L.P. (or its designee) and (ii) 5280 Partners I, LP (or its designee) (collectively, the “Advisory Committee Stockholders”) shall be designated to an advisory committee (the “Advisory Committee”) that shall have the power to direct, instruct and advise, and take all other actions as they shall deem necessary or advisable with respect to, the Stockholder Representative in connection with the fulfillment of its duties hereunder and under any engagement agreement between the Company and the Stockholder Representative (the “Covered Activities”). Each of the Advisory Committee Stockholders is authorized and empowered to act as a representative for the benefit of the each Company Securityholder as the exclusive agent and attorney-in-fact with the power and authority to act on behalf of each holder of Company Equity Securities in connection with or related to the Covered Activities. In connection therewith, the Advisory Committee Stockholders shall not incur any responsibility whatsoever to any other Company Securityholders by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Covered Activities, excepting only responsibility for any act or failure to act which represents willful misconduct. Each Company Securityholder shall indemnify, pro rata based upon such holder’s share (excluding all Dissenting Shares) of the number of shares of Common Stock outstanding as of immediately prior to the Closing (on a fully-diluted, as-converted basis excluding all Dissenting Shares but including all Options), the Advisory Committee Stockholders against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever) (“Advisory Committee Stockholder Losses”), arising out of or in connection with any actions taken or omitted to be taken by the Advisory Committee Stockholders in connection with the Covered Activities, in each case as such Advisory Committee Stockholder Loss is incurred or suffered. In the event of any action or proceeding which finally adjudicates that any Advisory Committee Stockholder Loss was primarily caused by the willful misconduct or the Advisory Committee Stockholders, the Advisory Committee Stockholders will reimburse the Company Securityholders the amount of such indemnified Advisory Committee Stockholder Loss attributable to such willful misconduct. In the event of any indemnification hereunder, upon written notice from the Advisory Committee Stockholders to the Company Securityholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Company Securityholder shall promptly deliver to the Advisory Committee Stockholders full payment of his or her ratable share of the amount of such deficiency based upon such holder’s share (excluding all Dissenting Shares) of the number of shares of Common Stock outstanding as of immediately prior to the Closing (on a fully-diluted, as-converted basis excluding all Dissenting Shares but including all Options).

(d) All of the indemnities, immunities and powers granted to the Stockholder Representative or the Advisory Committee Stockholders under this Agreement shall survive the Effective Date and/or any termination of this Agreement and/or the Escrow Agreement.

(e) If the Stockholder Representative shall have resigned, died or is otherwise become incapacitated or removed, Company Securityholders who in the aggregate hold at least a majority of the interest in the Escrow Account shall appoint, subject to the prior approval of the Parent (such approval not to be unreasonably withheld), a successor stockholder representative not later than 30 days following the resignation, death, incapacity or removal of the Stockholder Representative.

(f) Parent and Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Stockholder Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Company Securityholders.

(g) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any holder of Company Equity Securities; and (ii) shall survive the consummation of the Merger.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, two days after the date of mailing, as follows:

If to Parent and Newco:

Sykes Enterprises, Incorporated

400 North Ashley Drive

Tampa, FL 33602

Attention: James T. Holder, Executive Vice President, General Counsel and Corporate Secretary

Telephone: (813) 274-1000

Facsimile: (813) 470-3737

with a copy to (which shall not constitute notice):

Shumaker, Loop & Kendrick LLP

101 East Kennedy Boulevard

Suite 2800

Tampa, FL 33602-515128

Attention: Gregory C. Yadley

Telephone: (813) 229-7600

Facsimile: (813) 229-1660

If to the Company:

Alpine Access, Inc.

1120 Lincoln Street, Suite 1400

Denver, CO 80203

Attention: Chris Carrington

Telephone: (303) 279-0585

Facsimile: (303) 279-0584

with a copy to:

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

Facsimile: (303) 893-1379

Attention: Ronald R. Levine, II, Esq.

If to Stockholder Representative:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Facsimile.: (303) 623-0294

Attention: Managing Director

Email: deals@shareholderrep.com

with a copy to:

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

Facsimile: (303) 893-1379

Attention: Ronald R. Levine, II, Esq.

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

Section 10.2 Exhibits and Schedules. All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. For the purposes of this Agreement, any matter that is clearly disclosed in a Schedule to this Agreement shall be deemed to have been included in such other Schedule, notwithstanding the omission of an appropriate cross reference thereto. Disclosure of any fact or item in any Schedule shall not necessarily mean that such fact or item is material to the Company or its Subsidiaries individually or taken as a whole.

Section 10.3 Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in Denver, Colorado are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

Section 10.4 Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein. Parent and Newco understand and acknowledge that all out-of-pocket fees and expenses incurred or to be incurred by the Company in connection with the transactions contemplated hereby (including the Seller Expenses), will be paid by the Company in cash at or prior to the Closing.

Section 10.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to the choice of law or conflicts of law principles thereof.

Section 10.6 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

Section 10.7 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 10.8 Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 10.9 Entire Agreement. This Agreement, including the Schedules attached thereto, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 10.10 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

Section 10.11 No Strict Construction. Each of the parties hereto acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

Section 10.12 Specific Performance. Each of the Company and Parent and Newco acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

Section 10.13 Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

Section 10.14 Failure or Indulgence not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or parties exercise of any such right preclude any other or further exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10.15 Amendments. This Agreement may be amended, at any time prior to the Effective Time, by action taken by the respective boards of directors of the Company, Parent and Newco. This Agreement (including the provisions of this Section 10.15) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties required pursuant to the preceding sentence.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

SYKES ENTERPRISES, INCORPORATED

By:	/s/ Charles E. Sykes
Name: Charles E. Sykes
Title: President and Chief Executive Officer

SYKES ACQUISITION SUBSIDIARY II, INC.

By:	/s/ James Holder
Name: James Holder
Title: President and Secretary

ALPINE ACCESS, INC.

By:	/s/ Robert Pinkerton
Name: Robert Pinkerton
Title: Chief Financial Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Stockholder Representative

By:	/s/ Mark B. Vogel
Name: Mark B. Vogel
Title: Managing Director